EXHIBIT 10.2

Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to Harrow Health, Inc. if publicly disclosed.

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (this “Agreement”) is made effective as of the last date of signature below (the “Effective Date”) by and between Sintetica S.A., a Swiss corporation having its principal place of business at Via Penate 5, 6850 Mendrisio, Switzerland, (“Sintetica”), and Harrow IP LLC, a Delaware limited liability company having its principal place of business at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 USA, (“Harrow”). Sintetica and Harrow are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Harrow is a pharmaceutical company engaged in the research, development and commercialization of products useful in the amelioration, treatment or prevention of ophthalmic diseases and conditions.

Whereas, Sintetica is a pharmaceutical company that has developed a 3% chloroprocaine gel for ophthalmic anesthesia use in 1 ml single use plastic ampoules (the “Product”).

Whereas, Sintetica has completed a pivotal efficacy study for the Product, which is needed for marketing approval in the United States of America (“USA”) and the Parties believe that no other studies are required to obtain marketing approval of the Product in the USA, while Harrow believes it may be worthwhile to have additional development work done to enhance the commercial appeal of the Product.

Whereas, Sintetica intends to compile NDAs (as defined below) for the Product in the Territory (as defined below).

Whereas, Sintetica’s contract manufacturing partner is capable of commercially manufacturing the Product and supplying it to Harrow.

Whereas, Harrow wishes to be granted, and Sintetica is willing to grant, subject to the terms and conditions of this Agreement, an exclusive license under the Product, its formulation, and associated intellectual property in order to obtain regulatory approval and to carry out commercialization of the Product in the Territory (as defined below) for the Licensed Indication (as defined below).

Now, therefore, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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ARTICLE 1.
DEFINITIONS

1.1 “Accepted” is defined in Section 6.9.

1.2 “Accounting Standards” means United States Generally Accepted Accounting Principles (“GAAP”); provided, that, to the extent that a Party adopts International Financial Reporting Standards (“IFRS”), Accounting Standards shall mean IFRS in either case, consistently applied.

1.3 “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by, or is under common control with, such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more other Affiliates, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, by contract, as a general partner or manager or otherwise.

1.4 “Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including the U.S. Food, Drug and Cosmetic Act, (21 U.S.C. §301 et seq.) (“FFDCA”), Public Health Service Act, (42 U.S.C. §201 et seq) (“PHSA”), Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and the Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), GCP, GLP, and GMP, all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder and including any applicable foreign equivalents of any of the foregoing.

1.5 “Applicable Transfer Price” is defined in Section 6.13(d).

1.6 “Bankruptcy Laws” is defined in Section 11.6(b).

1.7 “Breaching Party” is defined in Section 11.3.

1.8 “Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in New York City, New York, U.S., or Mendrisio, Switzerland, are obligated by Applicable Law to close.

1.9 “Calendar Year” means the twelve (12) month period ending on December 31; provided, however, that (a) the first Calendar Year of the Term, shall begin on the Effective Date and end on December 31, 2021; and (b) the last Calendar Year of the Term shall end on the effective date of expiration or termination of this Agreement.

1.10 “Change of Control” means, with respect to a Party (an “Acquired Party”), the occurrence of any of the following events from and after the Effective Date: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of voting securities representing more than fifty percent (50%) of the total voting power of all of the then-outstanding voting securities of such Acquired Party; (b) the consummation of a merger, consolidation, recapitalization, or reorganization of such Acquired Party, other than any such transaction, which results in stockholders or equity holders of such Acquired Party, or an Affiliate of such Acquired Party, immediately prior to such transaction owning at least fifty percent (50%) of the outstanding securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale or other transfer to a Third Party of all or substantially all of such Acquired Party’s assets which relate to this Agreement. Notwithstanding the foregoing, an investment transaction by venture capital or other financial investors not engaged in the pharmaceutical or biotechnology business and not otherwise affiliated with a pharmaceutical or biotechnology company, the purpose of which is to raise capital for a Party for working capital purposes only, shall not be deemed to be a Change of Control for purposes of this Agreement.

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1.11 “Claim” is defined in Section 13.1.

1.12 “Clinical Trial” means any human clinical study, bioequivalence study or trial of Product in the Field in the Territory.

1.13 “Commercial Launch Plan” shall mean any good faith projections as to Harrow’s intended launch plan for Product in each country of the Territory, provided by Harrow to Sintetica in a timely manner with the purpose of facilitating Sintetica’s supply of launch quantities of Product as set forth in this Agreement, including any projected approval dates, forecasting of quantities required and timing for the supply of such quantities and other information useful for such purpose, and, including, in particular, all dates, quantities and other information to be provided by Harrow concerning Product launch, whether in forecasts, the Launch Order, or otherwise, pursuant to Sections 6.5 and 6.6(b), as may be amended from time to time, provided, however, that such amendments do not reduce the terms currently set forth in connection with forecasting and Launch Order leadtime in 6.5 and 6.6.

1.14 “Commercialize” or “Commercialization” means all activities, whether initiated or conducted prior to or following Regulatory Approval for a Product in the Field and in the Territory, undertaken in support of the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Product to customers) of the Product, including: (a) sales force efforts, detailing, advertising, marketing and preparation and use of Promotional Materials, sales and distribution, pricing, contracting managed markets and medical affairs, including activities with respect to medical education and the distribution of medical information, clinical science liaison activities, and the conduct of investigator initiated sponsored research programs and health economics and outcomes research, and (b) product security activities, including enhancing supply chain security, implementing brand protection technologies, intelligence gathering, forensic analysis, customs recordation, and anti-counterfeiting enforcement action, such as taking Internet countermeasures, collaborating with law enforcement and seeking criminal restitution. “Commercialize” means to engage in Commercialization activities.

1.15 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as used by a company in the industry of a similar size and profile as such Party to accomplish a similar objective, activity or decision, it being understood that with respect to Development and Commercialization of the Product, such efforts shall be consistent with those efforts to develop or commercialize, as the case may be, a product owned by such company or to which it has rights, which product is of similar market potential as the Product, and at a similar stage of its product life, taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory status involved, and the profitability of the product, in the case of each such factor as in existence and as reasonably projected to be in existence during the Term of this Agreement, as well as other relevant factors including without limitation efficacy and patient safety, which efforts shall correspond at least to the same type (quality and quantity) of channels, methods, investments, time and staff (including, without limitation, sales force) and other resources, which are used by reputable pharmaceutical companies that are engaged in pharmaceutical business in the marketing (in the case of Harrow) or developing and licensing (in the case of Sintetica) of their own products with a similar potential in the Territory.

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1.16 “Competing Product” shall mean a product that has the same active ingredient as the Product for use as an anesthetic in ophthalmology.

1.17 “Confidential Information” means, subject to the last paragraph of Section 10.3 or as further defined in Article 10, all non-public or proprietary Information disclosed by a Party to the other Party under this Agreement, which may include ideas, inventions, discoveries, concepts, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, Know-How, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials, and the like, without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or disclosed in oral, written, graphic, or electronic form. Confidential Information shall include: (a) the terms and conditions of this Agreement, which shall be deemed Confidential Information of both Parties; and (b) Confidential Information disclosed by either Party or its Affiliates to the other Party pursuant to the Prior Confidentiality Agreement.

1.18 “Control” or “Controlled” means, with respect to any Information, Know-How, Patent or other intellectual property right, the possession (including ownership) by a Party or its Affiliates, of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access, a license or a sublicense to such Information, Know-How, Patent or other intellectual property right without violating the terms of any agreement or other arrangement with, or necessitating the consent of, any Third Party, at such time that the Party would be first required under this Agreement to grant the other Party such access, license or sublicense. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Information, Know-How, Patent or other intellectual property right that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such Acquired Party after the Effective Date as a result of such Change of Control unless (a) prior to the consummation of such Change of Control, such Acquired Party or any of its Affiliates also Controlled such Information, Know-How, Patent or other intellectual property right, or (b) the Information, Know-How, Patent or other intellectual property right owned or in-licensed by such Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, the Acquired Party or any of its Affiliates determines to use or uses any such Information, Know-How, Patent or other intellectual property right in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((a) and (b)), such Information, Know-How, Patent or other intellectual property right will be “Controlled” by such Party for purposes of this Agreement.

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1.19 “CRL” is defined in Section 7.1.

1.20 “Cure Period” is defined in Section 11.3.

1.21 “Delivery Date” is defined in Section 6.6(a).

1.22 “Development” means all research, non-clinical and clinical drug development activities, including toxicology, pharmacology, and other non-clinical efforts, statistical analysis, formulation development, delivery system development, statistical analysis, the performance of Clinical Trials, or other activities reasonably necessary in order to obtain Regulatory Approval of Product in the Field in the Territory. “Development” shall exclude all Commercialization activities and Regulatory Activities. When used as a verb, “Develop” means to engage in Development activities.

1.23 “Disclosing Party” is defined in Section 10.1.

1.24 “Dispute” is defined in Section 12.2.

1.25 “Excessive Amount” is defined in Section 6.6(d).

1.26 “Exploit” or “Exploitation” means to Develop, distribute, import, export, use, have used, sell, have sold, or offer for sale, including to Commercialize, register, modify, enhance, improve, or otherwise dispose of or perform Regulatory Activities. When referring to Product, “Exploit” or “Exploitation” means to carry out any such activities in relation to Product used in the Field in the Territory.

1.27 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.28 “FFDCA” means the Federal Food, Drug and Cosmetic Act under United States Code, Title 21, as amended.

1.29 “Field” means ophthalmic uses.

1.30 “Firm Orders” is defined in Section 6.6(a).

1.31 “Firm Period” is defined in Section 6.5

1.32 “Force Majeure” means any event beyond the reasonable control of the affected Party including embargoes; war or acts of war, including terrorism, insurrections, riots, or civil unrest; strikes, lockouts or other labor disturbances; epidemics, pandemics, the spread of infectious diseases, and quarantines; fire, floods, earthquakes, tsunami or other acts of nature; or acts, omissions or delays in acting by any Governmental Authority (including the refusal of the competent Governmental Authorities to issue required Regulatory Approvals due to reasons other than the affected Party’s or its Affiliate’s negligence or willful misconduct or breach of any term or condition of this Agreement or any other cause within the reasonable control of the affected Party or its Affiliates, hereafter referred to a “Force Majeure Non-Approval”) and failure of plant or machinery (provided, that, such event or failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). For clarification, any refusal of the competent Governmental Authorities to issue required Regulatory Approvals due to reasons relating solely to the development activities carried out by or for Harrow as contemplated in Section 3.2 shall not be considered a case of Force Majeure, and hence not be case of a Force Majeure Non-Approval.

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1.33 “Good Clinical Practices”, “GCP” or “cGCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines adopted by the International Conference on Harmonization (“ICH”), titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” (or any successor document) including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices any other Regulatory Authority applicable to the Territory, as they may be updated from time to time.

1.34 “Good Laboratory Practices”, “GLP”, or “cGLP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in 21 C.F.R. Part 58 (or any successor statute or regulation), including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by any other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable guidelines promulgated under the ICH.

1.35 “Good Manufacturing Practices”, “GMP”, or “cGMP” means the then-current good manufacturing practices required by the FDA, as set forth in the FFDCA, as amended, and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable Applicable Law related to the manufacture and testing of pharmaceutical materials in jurisdictions outside the USA and the regulations promulgated thereunder, in each case as they may be updated from time to time.

1.36 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.37 “Gross Margin” shall mean the Selling Price less the sum of the Royalty in Section 7.4 and the Applicable Transfer Price of the Product divided by the Selling Price.

1.38 “Harrow Indemnitee” is defined in Section 13.2.

1.39 “Harrow Invention” means any Invention that is made solely by Harrow’s own employees, agents, or independent contractors involving or used in the Exploitation of Product, together with all intellectual property rights therein.

1.40 “Harrow Know-How” means all Know-How Controlled by Harrow during the Term that is necessary or useful to Exploit Product . Harrow Know-How includes all Harrow Inventions but excludes any Information contained within a Harrow Patent.

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1.41 “Harrow Patents” means all Patents Controlled by Harrow during the Term that are necessary or useful to Exploit Product. As of the Effective Date there are no existing Harrow Patents.

1.42 “Harrow Studies” are defined in Section 3.2.

1.43 “Harrow Technology” means all Harrow Know-How and Harrow Patents.

1.44 “Indemnitee” is defined in Section 13.3(a).

1.45 “Indemnifying Party” is defined in Section 13.3(a).

1.46 “Indication” means a human or animal disease or medical condition which is approved by a Regulatory Authority to be included as a discrete claim (as opposed to a subset of a claim) in the Labeling of a Product based on the results of a separate Clinical Trial sufficient to support Regulatory Approval of such claim.

1.47 “Information” means information, inventions, patent claims, discoveries, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority or patent office, data, including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable.

1.48 “Initial Term” is defined in Section 11.1.

1.49 “Inventions” means any and all inventions, discoveries and developments, whether or not patentable, involving or used in the Exploitation of Product, whether made, conceived or reduced to practice solely by, or on behalf of, Sintetica, Harrow or the Parties jointly.

1.50 “Joint Inventions” is defined in Section 8.1(c).

1.51 “Joint Know-How” means all Information and Inventions jointly Controlled by Sintetica and Harrow during the Term that is/are necessary or useful to Exploit the Product. Joint Know-How excludes any Information contained within a Joint Patent.

1.52 “Joint Patents” means all Patents jointly Controlled by Sintetica and Harrow during the Term that are necessary or useful to Exploit the Product. As of the Effective Date there are no existing Joint Patents in the Territory.

1.53 “Joint Technology” means, collectively, all Joint Know-How and Joint Patents.

1.54 “Know-How” means, with respect to a Party, all Information and Inventions Controlled by such Party. Know-How excludes any Information contained within a Party’s Patents.

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1.55 “Labeling” means the healthcare professional information or patient information that is part of a Product’s Regulatory Approval Application or Regulatory Approval, including the package insert, medication guides, summary of product characteristics, patient information leaflets, company core safety information and company core data sheet.

1.56 “Launch Order” is defined in Section 6.6(a).

1.57 “LCAI” is defined in Section 12.2.

1.58 “Licensed Indication” means: any Indication for (a) topical ophthalmic anesthesia; or for (b) any other ophthalmic use.

1.59 “Losses” is defined in Section 13.1.

1.60 “Manufacture” means all activities related to the manufacturing the Product including any bulk, semi-finished or finished forms thereof, or any ingredient or material thereof, for Development, Commercialization and Regulatory Activities, including the production, manufacture, processing, filling, finishing, and holding of Product and any intermediate thereof, labeling, packaging, Product testing, release of Product or any ingredient thereof, quality assurance activities related to isolation and manufacturing and release of Product, and any stability tests and regulatory activities related to any of the foregoing. When used as a verb, “Manufacture” means to engage in such manufacturing activities.

1.61 “Material Delivery Delay” is defined in Section 6.11(c).

1.62 “Minimum Annual Quantities” or “MAQs” is defined as in Section 6.15.

1.63 “MOQ” means the minimum quantity of Product to be set out in any purchase order of Product, as is further described in Section 6.6(f).

1.64 “NDA” means a New Drug Application or supplemental New Drug Application as contemplated by Section 505(b) of the FFDCA, as amended, and the regulations promulgated thereunder, submitted to the FDA pursuant to Part 314 of Title 21 of the U.S. C.F.R., including any amendments thereto. References herein to NDA shall include, to the extent applicable, any comparable applications filed in countries in the Territory outside the U.S.

1.65 “Net Sales” means, with respect to any Product, the gross amounts invoiced or received by Harrow, its Affiliates and its respective sublicensees for sales of such Product to unaffiliated Third Parties, less the following deductions, to the extent reasonable and customary, provided to unaffiliated entities and actually allowed and taken with respect to such sales:

(a) customary cash, trade or quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state, or local government;

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(b) credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of such Product, including in connection with recalls, and the actual amount of any retroactive price reductions;

(c) packaging, freight, postage, shipping, transportation, warehousing, handling and insurance charges, in each case actually allowed or paid for delivery of such Product, and any customary payments with respect to the Product actually made to wholesalers or other distributors, in each case actually allowed or paid for distribution and delivery of Product, to the extent billed or recognized;

(d) taxes (other than income taxes), duties, tariffs, mandated contribution or other governmental charges levied on the sale of such Product, including VAT, excise taxes, sales taxes and that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), that Harrow, its Affiliates or (sub)licensees, as applicable, allocate to sales of such Product in accordance with Harrow’s, its Affiliates’ or (sub)licensees’ standard policies and procedures consistently applied across its products, as applicable; and

(e) any sales, credits or allowances given or made with respect to Product for indigent patient, Clinical Trial and any unpaid compassionate or named patient, charitable or humanitarian programs.

Notwithstanding the foregoing, dispositions of any Product by Harrow to its Affiliates or by Harrow or its Affiliates to its respective sublicensees, in each case, for resale shall not be considered to be a sale for purposes of the definition of Net Sales hereunder unless such Affiliate end customer or sublicensee end customer is the last Person in the distribution chain of the Product. In any event, any amounts received or invoiced by Harrow, its Affiliates, or its sublicensees shall be accounted for only once. For purposes of determining Net Sales, a Product shall be deemed to be sold when recorded as a sale by Harrow, its Affiliates or its respective sublicensees in accordance with the applicable Accounting Standards. For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales. Net Sales shall exclude any samples of Product transferred or disposed of at no expense for promotional or educational purposes. For the avoidance of doubt, and for all purposes under this Agreement, Net Sales shall be accounted for in accordance with standard accounting practices, as practiced by Harrow its Affiliates or its respective sublicensees in the relevant country in the Territory, but in any event in accordance with the applicable Accounting Standards, as consistently applied in such country in the Territory.

1.66 “Non-Breaching Party” is defined in Section 11.2.

1.67 “Patents” means all: (a) patents, including any utility or design patent; (b) patent applications, including provisionals, substitutions, divisionals, continuations, continuations in-part or renewals; (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming priority directly or indirectly to: (i) any such specified patent or patent application specified in (a) through (c), or (ii) any patent or patent application from which a patent or patent application specified in (a) through (c) claim direct or indirect priority; (e) inventor’s certificates; (f) other rights issued from a Governmental Authority similar to any of the foregoing specified in (a) through (e); provided that in each of (a) through (f), such patent, patent application or other right shall be deemed a “Patent” solely if and to the extent that it is granted, arises and/or is enforceable in the U.S. or any other jurisdiction in the Territory.

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1.68 “Patent Term Extension” means any term extensions, supplementary protection certificates and equivalents thereof offering patent protection beyond the initial term with respect to any issued Patents.

1.69 “Payments” is defined in Section 7.3(a).

1.70 “PDUFA” means the USA Prescription Drug User Fee Act of 1992, as reauthorized and renewed every five years.

1.71 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.72 “Pricing Approval” means any approval, agreement, determination or decision by a Governmental Authority establishing prices that can be charged and/or reimbursed for a Product in a jurisdiction where the applicable Governmental Authority or Regulatory Authority approves or determines the pricing of pharmaceutical products.

1.73 “Prior Confidentiality Agreement” means that certain Confidentiality Agreement between the Sintetica and Harrow, dated January 17th, 2020.

1.74 “Product” is defined in the preamble of this Agreement, including all modifications to the current Product formulation made by Sintetica for Exploitation in the Field in the Territory.

1.75 “Product Complaint” means any Information that comes to the attention of either Party, its Affiliates or its sublicensees, concerning any dissatisfaction regarding a Product of such a nature and magnitude that it is required under the Applicable Law to be collected, maintained and reported to a Regulatory Authority, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.76 “Product Labelling and Packaging” is defined in Section 6.1(a).

1.77 “Product Liabilities” means all losses, damages, fees, expenses and other liabilities asserted by any Third Parties against a Party and resulting from or relating to human use of Product, including use in Clinical Trials or Commercialization of the Product or Regulatory Activities, in the Territory during the Term, but excluding all losses, damages, fees, expenses and other liabilities that are a result of a Party’s, its Affiliates’ or its sublicensee’s gross negligence, willful misconduct or breach of such Party’s obligations under this Agreement, including its representations and warranties made hereunder. For the avoidance of doubt, Product Liabilities include reasonable attorneys’ and experts’ fees and expenses relating to any claim or potential claim against a Party, its Affiliate, or its sublicensee. Product Liabilities shall not include any losses, damages, fees, expenses and other liabilities associated with recalls and/or the voluntary or involuntary withdrawal of Product.

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1.78 “Promotional Materials” means all written, printed, graphic, electronic, audio or video presentations of information, including journal advertisements, sales visual aids, formulary binders, reprints, direct mail, direct-to-consumer advertising, disease awareness materials, internet postings, broadcast advertisements and sales reminder aides (for example, note pads, pens and other such items, if appropriate) that, in each case, are permitted under Applicable Law, and intended for use or used by or on behalf of Harrow , its Affiliates or its sublicensees in connection with the Commercialization of a Product in the Territory.

1.79 “Purchase Order Confirmations” is defined in Section 6.6(a).

1.80 “Quality Agreement” is defined in Section 6.3(f).

1.81 “Receiving Party” is defined in Section 10.1.

1.82 “Recovery Plan” is defined in Section 6.11(c),

1.83 “Regulatory Activities” means all activities, other than Development and Commercialization activities, that are reasonably necessary in order to obtain and maintain Regulatory Approval of Product in the Field in the Territory, including but not limited to (a) the preparation, filing, and maintenance of Regulatory Materials, including the filing of annual updates, and (b) the conduct of post-marketing Studies.

1.84 “Regulatory Approval” means any approval (including supplement, amendment, pre- and post-approval), Pricing Approvals and reimbursement approvals, licenses, registrations or authorizations of any national, regional, state or local Regulatory Authority, department, bureau, commission, council or other Government Authority, that is necessary for the Commercialization of Product under this Agreement in a particular country in the Territory. “Regulatory Approval of an NDA” means a Regulatory Approval of an NDA when all other Regulatory Approvals necessary for Commercialization of Product in the Territory under such approved NDA have also been obtained.

1.85 “Regulatory Approval Application” means an NDA or any corresponding application for Regulatory Approval in the Territory, including, in each case, all supplements, amendments, variations, extensions and renewals thereof.

1.86 “Regulatory Authority” means any applicable Governmental Authority that holds responsibility for granting of Regulatory Approval for development and commercialization of the Product in a country or jurisdiction in the Territory, including in the U.S., the FDA; and in Canada, Health Canada.

1.87 “Regulatory Documentation” means, with respect to Product, all (a) Regulatory Materials, including all data contained therein and all supporting documents created for, submitted to or received from an applicable governmental agency or Regulatory Authority relating to such Regulatory Materials; and (b) other documentation or Information Controlled by a Party which is reasonably necessary in order to Exploit the Product in the Field in the Territory, including any registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and Manufacturing records.

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1.88 “Regulatory Materials” means, all documentation, correspondence, submissions and notifications submitted to or received from a Regulatory Authority in order to Exploit a Product in the Field in the Territory. For the avoidance of doubt, Regulatory Materials shall include, with respect to Product, all INDs, Regulatory Approval Applications, Regulatory Approvals (including Pricing Approvals), and amendments and supplements for any of the foregoing, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with a Regulatory Authority.

1.89 “Renewal Term” is defined in Section 11.1.

1.90 “Rolling Forecast” is defined in Section 6.5.

1.91 “Royalty” or “Royalties” shall mean any of the Royalty payments set forth and described in Section 7.4.

1.92 “Safety Data Exchange Agreement” or “SDEA” means written contracts to define the responsibilities of each party with reference to each pharmacovigilance activity, with the aim of ensuring regulatory compliance and preventing duplication of pharmacovigilance activities by the different parties.

1.93 “Selling Price” shall be the invoice price at which Harrow sells the Product to any Third Party.

1.94 “Sintetica Indemnitee” is defined in Section 13.1.

1.95 “Sintetica Invention” means any Invention that is made solely by Sintetica’s own employees, agents, or independent contractors involving or used in the Exploitation of the Product, together with all intellectual property rights therein.

1.96 “Sintetica Know-How” means all Know-How Controlled by Sintetica during the Term, which is necessary or useful to Exploit Product. Sintetica Know-How includes all Sintetica Inventions but excludes any Information contained within a Sintetica Patent.

1.97 “Sintetica Patents” means all Patents Controlled by Sintetica during the Term that are necessary or useful to Exploit Product. As of the Effective Date the Sintetica Patents are set forth in Schedule 1.97.

1.98 “Sintetica Technology” means, collectively, all Sintetica Know-How and Sintetica Patents.

1.99 “Supply Failure” is defined in Section 6.11(b).

1.100 “Term” is defined in Section 11.1.

1.101 “Territory” means the United States of America and Canada, including their territories and possessions.

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1.102 “Third Party” means a Person other than Sintetica and Harrow and their respective Affiliates.

1.103 “Third-Party Manufacturer” or “TPM” is defined in Section 6.3(a).

1.104 “Trademark” means Sintetica’s AMPRES trademark, if registered in the Territory, or, if mutually agreed to by the Parties, any other trademark for the Product registered by Sintetica in the Territory after the Effective Date .

1.105 “Transfer Price” is defined in Section 6.13(a).

ARTICLE 2.
Licenses

2.1 License from Sintetica to Harrow. Subject to the terms and conditions of this Agreement, Sintetica hereby grants to Harrow, including its Affiliates, for the Term an exclusive (even as to Sintetica) license, solely in the Field and in the Territory, and with the right to grant sublicenses in accordance with Section 2.2, to develop, promote, market, sell and distribute the Product for the Licensed Indication within the Territory. For the avoidance of doubt, the Manufacture of Licensed Product is not included within the scope of the license as Sintetica’s contract manufacturing partner shall be responsible for manufacturing Product for supply to Harrow. The license grant in this Section 2.1 expressly includes: (i) a license of all Sintetica Technology; and (ii) a license of all of Sintetica’s rights in Joint Technology.

2.2 Sublicenses.

(a) Subject to the terms and conditions of this Agreement, Harrow shall have the right to grant sublicenses to sublicensees, through multiple tiers, under the rights granted by Sintetica to Harrow under Section 2.1 to one or more Third Parties.

(b) Each sublicense shall refer to and be subordinate to this Agreement and, except to the extent the Parties otherwise agree in writing, any such sublicense must be consistent in all material respects with the terms and conditions of this Agreement. Harrow shall remain responsible for the performance of this Agreement through any sublicensee and any violation of any sublicense granted by Harrow under this Section.

(c) Upon an early termination of Harrow’s license rights under this Agreement, Harrow shall identify to Sintetica Third Party sublicensees having received a sublicense granted by Harrow or its Affiliates pursuant to this Section 2.2, and Sintetica shall be free to contact and enter into agreements with any such sublicensees. If Sintetica so requests at such time, Harrow agrees to assign its sublicense agreement(s) to Sintetica, without any consideration, effective as of the termination date of this Agreement.

2.3 License from Harrow to Sintetica. Subject to the terms and conditions of this Agreement, Harrow hereby grants to Sintetica and its Affiliates for the Term a non-exclusive license, and with the right to grant sublicenses to sublicensees, solely in the Field and in the Territory to enable Sintetica to perform its obligations and exercise its rights under this Agreement. The license grant in this Section 2.3 expressly includes: (i) a license of all Harrow Technology; and (ii) a license of all of Harrow’s rights in Joint Technology. Sintetica shall remain responsible for the performance of this Agreement through any sublicensee and any violation of any sublicense granted by Sintetica under this Section.

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2.4 No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel, or otherwise. All licenses and rights are or shall be granted only as expressly provided in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved by the Party and may not be used by the other Party for any purpose.

ARTICLE 3.
Development

3.1 Sintetica Development. Sintetica shall be responsible for developing the Product suitable for submission in an NDA. The Product will demonstrate clinical non-inferiority (or better) efficacy and safety data as compared to Tetracaine 0.5% and Akten® (lidocaine hydrochloride 3.5%) ophthalmic gel.

3.2 Harrow Development. Notwithstanding Section 3.1, Harrow shall have the unilateral right, at its sole discretion, to demand the delay of the filing of the NDA of the Product for up to thirty (30) months in order to invest in additional product development, including clinical and non-clinical studies, chemistry, manufacturing and control optimization, and the like associated with the Product (the “Harrow Studies”). Sintetica will provide insight and counsel to Harrow regarding the Product and the Harrow Studies, but Harrow will have the final decision authority on whether to initiate Harrow Studies. The actual costs to complete the Harrow Studies will be paid for by Harrow; provided, however, Harrow will be allowed to recover on a dollar for dollar basis up to **** of such costs as a credit against future royalties owed to Sintetica pursuant to Section 7.4. In consideration for receiving such credit, Harrow hereby grants Sintetica an irrevocable, royalty-free license to use any results of the Harrow Studies in any Product registration dossiers, regulatory activities and regulatory approval applications outside of the Territory and for Product marketed, distributed and/or sold by or for Sintetica outside of the Territory.

3.3 Disclosure of Sintetica Know-How. Promptly following the Effective Date, and promptly during the Term upon such Sintetica Know-How being obtained or generated by Sintetica, Sintetica shall provide to Harrow, at no additional expense any Sintetica Know-How as is necessary to enable Harrow to conduct Development activities, Commercialization activities and Regulatory Activities under this Agreement or otherwise to practice the license granted to it under this Agreement, to the extent such Sintetica Know-How has not previously been provided to Harrow.

3.4 Records; Disclosure of Data and Results. In conformity with Applicable Law, standard pharmaceutical industry practices and the terms and conditions of this Agreement, each Party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to Development activities conducted pursuant to this Agreement; provided, that, in no instance shall such records be maintained for less than two (2) years following the end of the Calendar Year to which the records pertain.

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ARTICLE 4.
REGULATORY

4.1 NDA Preparation. Sintetica will be responsible for the activities required for the preparation and compilation of the NDA for the Product for submission to the FDA and Health Canada, respectively, at its own expense. As time is of the essence for submission of the NDA in the USA, and in Canada subsequently thereafter, subject to Section 3.2, Sintetica shall promptly complete the compilation and submission under Section 4.2 below for the US submission and Harrow shall provide oversight and collaborate in a timely manner for said submission.

4.2 NDA Submission and Transfer of Ownership. For each country in the Territory Sintetica will transfer ownership of the NDA for the Product to Harrow upon its approval by the competent Regulatory Authority (i.e., FDA for the United States and Health Canada for Canada), with Harrow owning registration rights to the NDA. Sintetica will be responsible for payment of the NDA filing fees (i.e., the PDUFA fee for FDA). Harrow will be responsible for payment of any comparable and necessary filing fees for the NDA submitted to Health Canada (whether it is called a New Drug Submission (NDS), an Abbreviated New Drug Submission (ANDS) or otherwise) and including for establishment licensing.

4.3 NDA Review and Approval Process. Sintetica, or Sintetica’s designee, shall oversee and manage the NDA approval process at FDA and/or Health Canada and shall be responsible for managing all communications with FDA and/or Health Canada during the NDA approval process. Notwithstanding the above, Sintetica, or its NDA agent designee, shall actively and reasonably keep Harrow informed of any regulatory filings and communications from FDA or Health Canada that would put the NDA at risk or otherwise delay approval of the NDA, and shall consult with Harrow prior to submission of any responses to such communications, who shall provide feedback to Sintetica in a timely manner to avoid any delay in the Regulatory Authority review process. Should any additional fees in addition to those in Section 4.2 be assessed as part of the NDA review and approval process, Sintetica will inform Harrow and shall be responsible for payment of all such fees, with Harrow promptly reimbursing Sintetica for all mutually agreed upon amounts relative thereto. After transfer of Regulatory Approval of each respective NDA, Harrow shall be responsible for all communications with each respective Regulatory Authority and for all fees and costs relative to NDAs and their maintenance, including but not limited to yearly PDUFA Program fee costs, and relative to any post-approval changes (including but not limited to cost and fees regarding Annual Reports, CBE-0, CBE-30, PAS, and addition of foreign sites) submitted to the Regulatory Authorities), and including but not limited to annual fees to Health Canada.

4.4 Regulatory Authority Communications Received by a Party. Prior to Regulatory Approval of an NDA, each Party shall keep the other Party informed in a timely manner, compliant with the reporting requirements of Regulatory Authorities in the Territory, of the notification of any action by, or notification or other information which it receives (directly or indirectly) from any regulatory authority which, in relation to such NDA: (a) relates to the potential approvability of the Product; or (b) raises any material concerns regarding the safety or efficacy of a Product; or (c) which may have a material impact on obtaining Regulatory Approvals. Following Regulatory Approval of an NDA, each Party shall keep the other Party informed in a timely manner, compliant with the reporting requirements of Regulatory Authorities in the Territory, of the notification of any action by, or notification or other information which it receives (directly or indirectly) from any regulatory authority which, in relation to such NDA: (a) indicates or suggests a potential material liability of Harrow to Third Parties in connection with a Product; (b) is reasonably likely to lead to a recall or market withdrawal of a Product; or (c) relates to expedited and periodic reports of adverse events with respect to a Product, or Product Complaints, and which may have a material impact on maintaining Regulatory Approvals or the continued Commercialization of a Product, as then conducted. Once an NDA has been transferred to Harrow, Harrow shall provide to Sintetica copies of all correspondence to or from the FDA or Health Canada, as appropriate, relating to the Product, including without limitation to any post-approval changes (Annual Reports, CBE-0, CBE-30, PAS or similar filings) submitted to the FDA or Health Canada. In particular, all the documentation generated after the approval of the NDA should be shared with Sintetica (e.g., any eCTD sequences filed to FDA), to ensure Sintetica has availability of the complete dossier. Harrow shall fully cooperate with and assist Sintetica in complying with regulatory obligations and communications, including by providing to Sintetica, in a timely manner after a request, such Information and documentation in Harrow’s possession as may be necessary or helpful for Sintetica to prepare a response to an inquiry from a Regulatory Authority.

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4.5 Adverse Event Reporting and Safety Data Exchange. During the Term, Harrow shall have the sole responsibility for the monitoring of all clinical experiences, safety monitoring and pharmacovigilance surveillance in the Territory, compliance and filing of all required safety reports to Regulatory Authorities in the Territory, including annual safety reports, throughout the Development and Commercialization of the Product. A dedicated Safety Data Exchange Agreement (SDEA) will be prepared and discussed with Harrow.

4.6 Audits. If a Regulatory Authority notifies a Party that it plans to conduct an inspection or audit of its facility or a facility under contract with it with regard to a Product in the Territory, then such Party shall notify the other Party as soon as practicably possible after receipt of such notification of such audit or inspection and provide copies of any materials provided to it by the applicable Regulatory Authority; provided, that either Party shall not be required to notify the other Party of audits or inspections that are of a routine nature or that do not relate to a Product, except where such audits result in communications or actions of such Regulatory Authority which would reasonably be expected to have an impact upon the Product. In addition, if a Regulatory Authority conducts an unannounced inspection or audit of Harrow’s facility or a facility under contract with Harrow with regard to a Product in the Territory, then Harrow shall notify Sintetica within twenty-four (24) hours of commencement of such audit or inspection. Harrow shall cooperate with such Regulatory Authority and Sintetica during such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which the Harrow shall promptly provide to Sintetica), Harrow shall also provide Sintetica with copies of any written communications received from Regulatory Authorities with respect to such facilities in a timely manner after receipt, to the extent such written communications relate to Product or the Manufacture thereof, and shall assist Sintetica in preparing the response to any such observations, as requested. Harrow agrees to conform its activities under this Agreement to any commitments made in such a response.

4.7 Confidentiality of Regulatory Materials. All Regulatory Materials prepared by Harrow shall be deemed Harrow Confidential Information and subject to Article 10 of this Agreement.

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ARTICLE 5.
COMMERCIALIZATION

5.1 Commercialization Activities. Subject to the terms and conditions of this Agreement, Harrow shall be solely responsible for all aspects of the Commercialization of Product in the Field in the Territory, including: (i) developing and executing a commercial launch and pre-launch plan, (ii) marketing and promotion; (iii) booking sales and distribution and performance of related services, including those described in Section 5.1(a); (iv) handling all aspects of order processing, invoicing and collection, inventory and receivables; (v) publications, (vi) providing customer support, including handling medical queries, and performing other related functions; (vii) conforming its practices and procedures in all respects to the Applicable Law relating to the marketing, detailing and promotion of Product in the Field in the Territory; and (viii) product security activities. Harrow shall be solely responsible for the review and approval of all Promotional Materials for compliance with Applicable Law, including providing to the NDA agent for submission, where appropriate, to the applicable Regulatory Authority. Except as otherwise provided in this Article 5, Harrow shall bear all of the expenses incurred in connection with all such Commercialization activities.

(a) Sales and Distribution. Harrow shall have the sole right and responsibility for handling all sales and distribution activities, including returns, order processing, invoicing and collection, distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Product to customers), and inventory and receivables for Product in the Field in the Territory. Sintetica shall not accept orders for the purchase of Product from Third Parties, or make sales of Product to Third Parties in the Field in the Territory for its own account or for Harrow’s account. If Sintetica receives any order for Product in the Field in the Territory, it shall refer such order to Harrow for acceptance or rejection.

(b) Booking Sales and Setting Pricing. Harrow shall have the sole and exclusive right to book sales and determine all pricing of Product in the Territory, including (i) negotiating, establishing or modifying the terms and conditions regarding the sale of Product in the Field in the Territory, including any terms and conditions relating to or affecting (A) the price at which Product shall be sold, (B) discounts available to any Third Party payers (including managed care providers, indemnity plans, unions, self-insured entities, and government payer, insurance or contracting programs such as Medicare, Medicaid, or the U.S. Department of Veterans Affairs, or similar programs located in other countries of the Territory), (C) discounts attributable to payments on receivables, (D) distribution of Product, and (E) credits, price adjustments, or other discounts and allowances to be granted or refused; and (2) all activities relating to government price reporting with respect to Product in the Field in the Territory. Notwithstanding anything in this Agreement express or implied to the contrary, Sintetica shall not have any right to direct, control, or approve Harrow’s pricing of Product for the Territory.

5.2 Trademarks. Except for the Trademark, Harrow shall be solely responsible, at its own expense, for all matters relating to the use of, and shall own, all other trademarks, including all associated goodwill, used in the sale of Product in the Field in the Territory, including the selection, filing, prosecution, maintenance, defense and enforcement thereof. Notwithstanding the above, at Harrow’s request, Sintetica shall grant a license to Harrow to use the Trademark, along with all associated goodwill, on an exclusive (even as to Sintetica) and royalty-free basis for use as the brand name of the Product in the Territory. Harrow agrees to use the Trademark consistent with guidelines that shall be provided by Sintetica. Sintetica shall be solely responsible, at its own expense, for the Trademark, including the prosecution, maintenance, defense and enforcement thereof.

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5.3 Commercialization Diligence. Harrow shall use Commercially Reasonable Efforts to Commercialize the Product for the Licensed Indication for which Harrow receives Regulatory Approval in the Territory. Notwithstanding the preceding sentence, Harrow shall not be obligated to launch the Product (a) in the event that Sintetica has not supplied to Harrow the amount of Product Harrow has ordered for such launch, provided that such Harrow shall not be released from such obligation if (i) it has not provided to Sintetica in a timely manner the appropriate information for such launch in the Commercial Launch Plan Sintetica or (ii) it has not issued the Launch Order in accordance with the applicable provisions of this Agreement, or, (b) in the event that in the opinion of Harrow’s external patent counsel, launching the product would involve an unnecessary commercial patent infringement risk to Harrow. Harrow shall promptly notify Sintetica when Harrow has received such opinion.

ARTICLE 6.
MANUFACTURING AND SUPPLY

6.1 Product Labeling and Packaging.

(a) Packaging artworks will be designed by Sintetica, consistent with any input received from Harrow. In accordance with Section 5.2, any proprietary trademark and/or brand name and design artwork to be used shall be selected by Harrow and agreed to by Sintetica, such agreement not to be unreasonably withheld, conditioned or delayed. Sintetica shall design or have the TPM design an industrial application of the packaging, the containers, the labels, the user instructions, warning notices, master shipper, and pallet layout for Product (“Product Labelling and Packaging”), as per FDA approved text, transportation regulations within Applicable Laws, and shall have no liability for the design artwork on any Product Labelling and Packaging approved by Harrow. Sintetica shall be solely responsible for, at its cost and expense, to ensure that the requirements to serialize the Product are met in accordance with Applicable Law. Any deviations or specific request from Harrow that differs from Sintetica’s standard protocols shall be evaluated and agreed upon by the parties prior to implementation. Prior to the TPM’s commencing the first production of any Product Labeling and Packaging, Sintetica shall submit the intended Product Labelling and Packaging to Harrow for its review for accuracy and approval. Only upon Harrow’s approval, which shall not be unreasonably withheld or delayed and which shall not be in contrast with Applicable Law, shall Sintetica cause the TPM to proceed to print the Product Labelling and Packaging. Sintetica shall be responsible or liable towards Harrow for the final content of the Product Labelling and Packaging not conforming to the approved Product Labeling and Packaging.

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(b) After Harrow approves the Product Labelling and Packaging as set forth in Section 6.1(a), all Product supplied by Sintetica shall be in finished dosage form and fully packaged and ready for Commercialization by Harrow in the Territory.

(c) Harrow shall distribute the Product exclusively with the Product Labelling and Packaging in which it is supplied to Harrow by Sintetica. For avoidance of doubt, Harrow shall not modify the Product Labelling and Packaging in any way when handling, storing, distributing or otherwise Commercializing the Product in the Territory.

(d) Subsequent to its approval, any modification of the Product Labelling and Packaging shall require prior written approval by both Parties and must comply with all Applicable Laws in the relative country of the Territory.

6.2 Supply of Product.

(a) Sintetica shall be the exclusive supplier of the Product to Harrow for Harrow’s Development, Commercialization and Regulatory Activities in the Territory, and Harrow shall exclusively purchase from Sintetica the Product and Commercialize the Product in the Territory, except as otherwise expressly provided in this Agreement.

(b) Sintetica shall use Commercially Reasonable Efforts to supply on a timely basis one hundred percent (100%) of Harrow’s requirements for each Product for commercialization in the Territory, subject to the terms and conditions set forth in Sections 6.5 and 6.6 of this Agreement.

(c) Sintetica shall use Commercially Reasonable Efforts to have produced and to supply Harrow with Product with an expiration date that is such that, on the date Product is delivered to Harrow, it has at least seventy-five percent (75%) of the shelf-life for the applicable Product.

(d) Sintetica shall supply the Product to Harrow in accordance with the terms and conditions of this Agreement, the Quality Agreement, the relevant NDAs and Applicable Law. Sintetica shall deliver to Harrow, together with each delivery of each batch of Product, the corresponding certificate of analysis relating to such batch and certification that all Product in such batch was manufactured in accordance with GMP, the Quality Agreement and any Applicable Law in the country of Manufacture. The certificate of analysis shall include the actual result of the testing performed by, or on behalf of, Sintetica on such batch.

6.3 Manufacture of Product

(a) Third Party Manufacturers. Without limiting Sintetica’s responsibility under this Agreement, Sintetica shall have the right, upon written notice to Harrow (except for the case already acknowledged and agreed to in the last sentence of this paragraph), to satisfy its supply obligations to Harrow hereunder either in whole or in part through arrangements with one or more Third Parties engaged by Sintetica to perform services or supply facilities or goods in connection with the Manufacture or testing of Product (each, a “Third-Party Manufacturer” or “TPM”). Sintetica shall be responsible for any acts or omissions of such Third-Party Manufacturers in breach of Sintetica’s representations, warranties and obligations under this Agreement to the same extent as if Sintetica had committed the breach itself. The Parties acknowledge and agree that as of the Effective Date, Sintetica will obtain Product Manufactured by the TPM, Unither Pharmaceuticals at its manufacturing site in Coutances, France.

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●	Sintetica shall endeavor to have the contractual arrangements with each TPM be consistent with the relevant Manufacturing provisions of this Agreement, and use Commercially Reasonable Efforts to monitor and enforce the TPM’s performance under such arrangements to ensure that such provisions of the are met.

●	The performance by Sintetica described in Sections 6.3(d), and in other provisions of this Agreement, have been written in regard to any Manufacturing activities that may be carried out directly by Sintetica, where applicable. For purposes of this Agreement, however, and even where not so indicated expressly, such provisions should be interpreted mutatis mutandis so as to regard also performance of (the same) Manufacturing activities by TPMs for Sintetica, and to regard also Sintetica’s responsibilities and obligations under the present Section for such TPM performance. As an example for clarification, in Section 6.3(d), to the extent applicable to Manufacturing activities carried out by a TPM for Sintetica, such Section should (also) be read as follows: “Sintetica shall, during the Term, ensure that each TPM maintain its relevant Manufacturing sites, and all property, equipment, machinery and systems therein, used in performing Sintetica obligations under this Agreement, in the ordinary course of business and in compliance with GMP and Applicable Law (including Drug Security and Supply Chain Act) and free of material defects except for those attributable to wear and tear consistent with age and usage of such assets and except for such defects as do not and will not in the aggregate impair the ability to use such assets in connection with this Agreement.

(b) Sintetica shall ensure that the TPM has an adequate supply of active and other ingredients required to Manufacture the Product in order to meet in a timely manner Harrow’s firmly forecasted requirements for the Product in the Territory. In the event that for any reason the TPM may have insufficient supply of active or other ingredients required to meet its obligations under this Section (b), Sintetica, upon Harrow’s approval, shall obtain a Third Party source, compliant with the requisite provisions of Regulatory Approvals, for such active and other ingredients agreed to by Harrow.

(c) Sintetica shall have Product Manufactured for Commercialization in the Territory only at sites included in the its approved NDAs, provided that the Applicable Laws require such inclusion for the Manufacturing Activities being carried out. In the event Sintetica desires to transfer the manufacture of any Product to another site other than those designated in the relevant NDA, Sintetica shall require Harrow’s written approval. For the avoidance of doubt, the transfer to another site remains subject to the first sentence of this Section.

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(d) Sintetica shall, during the Term, maintain its relevant Manufacturing sites, and all property, equipment, machinery and systems therein, used in performing its obligations under this Agreement, in the ordinary course of business and in compliance with GMP and Applicable Law (including Drug Security and Supply Chain Act) and free of material defects except for those attributable to wear and tear consistent with age and usage of such assets and except for such defects as do not and will not in the aggregate impair the ability to use such assets in connection with this Agreement.

(e) Sintetica will properly arrange, and have TPM maintain, samples from each batch of Product as required by applicable regulatory standards in the Territory, country of Manufacture, Applicable Law and as otherwise agreed in writing by the Parties.

(f) Notwithstanding anything to the contrary in this Agreement, all Product sold to Harrow under this Agreement, when delivered by Sintetica to Harrow, shall be Manufactured in accordance with the NDA and all Applicable Law, shall meet the Specifications and the requirements as set forth in a Quality Agreement, to be entered into by the Parties as soon as practicable and which, upon execution, shall become Schedule 6.3(f) to this Agreement (the “Quality Agreement”). For such purpose, the Parties agree to have appropriate personnel discuss the structure of the Quality Agreement, and the allocation of responsibilities therein as soon as reasonably practicable.

6.4 Audits and Inspections. On a regular basis, not to exceed once (1) per calendar year except for good cause, upon Harrow’s prior written notice of at least ninety (90) days and at Harrow’s own expense, Sintetica shall permit representatives of or selected on behalf of Harrow to inspect the Manufacturing facilities, relevant to the manufacture, testing, packaging, labeling, quality control, storage and transport of any Product.

6.5 Forecasts. No later than one hundred twenty (120) days prior to Sintetica’s good faith projected Product approval date for the US NDA, which date shall be timely communicated to Harrow, Harrow shall provide to Sintetica a forecast which shall indicate Harrow’s reasonable estimate of its expected requirements for each Product from Sintetica for the twelve (12) month period commencing on the desired initial Delivery Date for such Product. Thereafter, Harrow commits to providing Sintetica with a 12 months rolling forecast no later than the 5th five Business Day of each calendar month (each a “Rolling Forecast”). The first three (3) calendar months of each Rolling Forecast shall be considered binding forecasts for Product (the “Firm Period”). Pursuant to the following Section, the minimum leadtime for supply is considered to be three (3) months.

6.6 Purchase Orders and Minimum Order Requirements.

(a) The purchase of each Product under this Agreement shall be implemented by Harrow’s issuance of individual purchase orders to Sintetica for specific quantities of each Product which purchase orders shall reflect the quantities and timing set out in the applicable Firm Periods of previous Rolling Forecasts (“Firm Orders”), and shall specify the delivery date for each Product (the “Delivery Date”). For purposes of this Agreement, unless expressly indicated otherwise, “quantities” of Product shall be considered to be whole number of batches of Product (with a batch to be intended as described in Section 6.14).

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(b) The first order of Product (“Launch Order”), which shall regard launch quantities required by Harrow for the US market, shall be placed no later than ten (10) days after approval of the NDA for the Product by the FDA, with the Delivery Date specified in the Launch Order to be that date anticipated by Harrow to coincide with the end of the one hundred twenty (120) day term set forth in the following sentence. Sintetica shall use reasonable efforts to deliver the Launch Order as soon as reasonably possible before such term but, shall have no liability for its failure to deliver Product in less than one hundred twenty (120) days after the date of Harrow’s final approval of Product Labeling and Packaging pursuant to Section 6.1(a).

(c) All subsequent orders placed hereunder shall, in any event, be placed at least one hundred fifty (150) days prior to Harrow’s requested Delivery Date. Within ten (10) Business Days of its receipt of a purchase order, to the extent that it is able to supply the quantities of Product ordered, Sintetica shall accept in writing such purchase order to the extent that it has been submitted in accordance with Sections 6.5 6.6(a), 6.6(c) and 6.6(e) by delivering a confirmation of the Delivery Date, or an indication of the date that Sintetica actually expects to deliver Product, and of the quantities set forth therein (a “Purchase Order Confirmation”). For clarity, any such “acceptance” of a purchase order shall only be with regard to terms and conditions set forth in this Agreement; any additional terms or conditions in Harrow’s purchase order, and any terms or conditions in conflict with those herein, shall not be deemed as accepted by Sintetica is issuing and delivering such Purchasing Order Confirmation, even when the wording or language used therein may indicate otherwise.

(d) If a Harrow purchase order requests quantities of such Product in excess of one hundred twenty five percent (125%) of Harrow’s most recent forecast for such month, then Sintetica shall within ten (10) Business Days of its receipt of such a purchase order, notify Harrow whether and to what amount Sintetica believes at such time it can supply some of all of such excess. For any given calendar month, Sintetica may be required to accept purchase orders for quantities of Product up to one hundred twenty-five percent (125%) of Harrow’s most recent forecast for such month and shall use commercially reasonable efforts to supply quantities of Product in excess of one hundred twenty-five percent (125%) of the forecasted amounts (the “Excessive Amount”).

(e) Harrow shall assign a purchase order number to each order placed with Sintetica and notify such order numbers to Sintetica. Each Party shall use the relevant purchase order number in all subsequent correspondence relating to the order.

(f) The minimum quantity per order (“MOQ”) shall be one batch of Product, as described in Section 6.14. The MOQ may be changed at any time in writing under mutually agreeable terms.

6.7 Delaying of Shipments; Cancellation of Confirmed Orders. In the event of any commercial or regulatory issues in the Territory that would adversely affect its sales of a given Product, Harrow shall have the right to delay shipment of Confirmed Orders of Product affected by such issues for a period of up to three (3) months after the relative Delivery Date for such Product. In the event Harrow wishes to delay any such shipments it will notify Sintetica in writing at least sixty (60) days in advance of the applicable Delivery Date. Harrow shall also have the right to cancel any such Confirmed Orders of Product, however, in the event of such cancellation Harrow shall pay for all such applicable Product already manufactured by Sintetica. Any cancellations under this Section 6.7 shall be without prejudice to Harrow’s obligation to purchase MAQs.

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6.8 Shipment.

Product shall be delivered Ex Works **** manufacturing facility in Coutances, France (Incoterms 2020) , in such TPM’s standard packaging and delivery units as may be applicable from time to time. Sintetica will provide reasonable assistance, where necessary, to ensure coordination between the TPM, Sintetica and Harrow and/or Harrow’s designated shipping agent for Product shipments. Upon Harrow’s reasonable request, Sintetica, as the NDA owner in the USA prior to approval, shall file a Pre-Launch Activities Importation Request (PLAIR) with the FDA to assist Harrow with the importation of Products in the form that may be allowed under the PLAIR in preparation for market launch.

(a) For purposes of this Agreement, delivery within thirty (30) days before or after the Delivery Date shall be deemed as meeting the Delivery Date.

(b) Sintetica will not ship any Product that it reasonably believes will not conform to the relevant Specifications, NDAs, this Agreement or with Applicable Law. If Sintetica reasonably believes any Product would not conform as such, then Sintetica shall, at no cost to Harrow, manufacture and supply an appropriate quantity of Product to replace the non-conforming Product as soon as reasonably possible.

(c) Risk of loss shall pass in accordance with the aforementioned Incoterm directly from the TPM to Harrow as a simultaneous, “flow-through” transfer of risk with regards to Sintetica. With such delivery, Sintetica shall ensure passage to Harrow of good and marketable title to each Product, free and clear of all liens, claims, security interests, pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind.

6.9 Acceptance of Product. Within thirty (30) days of receipt of each shipment of Product to Harrow’s warehouse, Harrow shall perform or cause to be performed any physical inspections and testing Harrow deems necessary for each shipment of the Product and notify Sintetica in writing within such thirty (30) day period if Harrow believes that the Product fails to conform to the Specifications, NDAs, this Agreement, or Applicable Law, or if any defect, shortage, or other nonconformance exists. If Harrow does not provide such notice within the thirty (30) day period, the shipment shall be deemed to be accepted (“Accepted”), except as otherwise provided by Section 6.10.

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6.10 Non-Conformity; Shortage; Defectiveness. If Harrow believes that (a) any Product has not been manufactured in accordance with the requirements of the Specifications, NDAs, this Agreement or Applicable Law; (b) any defect exists in any Product delivered, or (c) there is a shortage of Product delivered; then in each case Harrow will, within thirty (30) days of the receipt of such Product by Harrow, notify Sintetica in writing setting forth in reasonable detail the alleged nonconformity, defect (in the case of defects that can be discovered by routine inspection) or shortage. In the event of any hidden or latent defects that cannot be discovered by routine inspection, Harrow shall notify Sintetica within five (5) Business Days of discovery of such defects, but in any event no later than the expiry date of the relevant Products’ shelf life. Failure by Harrow to notify Sintetica of hidden or latent defects within either of such terms shall exclude any claim or other right or remedy of Harrow with regards to the allegedly defective Product. Upon any such notification, Sintetica shall have the right to inspect the applicable Product itself or appoint, at its expense, a mutually acceptable Third Party to perform such inspection. Sintetica or such Third Party will have thirty (30) days to inspect the affected Product to make an assessment of the alleged nonconformity, defect or shortage. Any dispute between the Parties concerning rejection of all or any part of a shipment of Product which the Parties are unable to resolve as between the Parties within thirty (30) days of the end of the aforementioned thirty (30) day period will be submitted to an agreed-upon, qualified, independent laboratory for testing using the test methods set forth in the applicable NDA or other mutually agreed upon methods. Sintetica shall replace promptly any shipment or portion of a shipment of Product, and the cost of the laboratory will be at Sintetica’s expense, if the laboratory finds that the lot in question is non-conforming or otherwise defective. The costs of the laboratory shall be Harrow’s expense if the Product in question is found to be conforming or otherwise non-defective. The findings of the laboratory shall be final and binding upon the Parties and not subject to appeal or review by any Third Party. In the event the laboratory finds that the Product in question is nonconforming, then Sintetica shall pay or reimburse Harrow for costs of the destruction of such nonconforming Product.

6.11 Delays; Inability to Supply.

(a) In the event that (i) Sintetica is unable to accept a purchase order submitted by Harrow in accordance with Section 6.6(a) and to supply the Product as ordered therein or (ii) Sintetica is unable for any reason to supply any quantity of Product ordered and accepted by a Purchase Order Confirmation, then Sintetica shall promptly notify Harrow of such inability to supply and if possible, of the date on which such inability is expected to end. In such event, Sintetica and Harrow will for a period up to thirty (30) days discuss in good faith a resolution to such inability to supply. Sintetica shall also immediately prioritize available production capacity, materials and components to the manufacture of the affected Product to minimize the impact of the inability to supply.

(b) In the event (a) that Sintetica is unable to supply Product to Harrow as ordered by Harrow per Purchase Order Confirmations, in the amounts of Product equal to at least that specified in Firm Periods and to any Excessive Amounts accepted by Sintetica for a period within thirty (30) days of the Delivery Date (a “Supply Failure”), and unless (b) Sintetica and Harrow have agreed otherwise under the good faith discussions carried out pursuant to Section 6.11(a), then Harrow shall, in addition to its other rights and remedies available hereunder, including the right to indemnification for any claims made by a Harrow customer as a direct result of such Supply Failure, have the right to cancel the relative purchase order(s) for Product(s) without penalty or liability and to purchase such Product from an alternate source, including a Third Party.

(c) In the event that Sintetica shall have reason to believe it will be unable to supply Product to Harrow for a period of at least three (3) months beyond the Delivery Date (a “Material Delivery Delay”), Sintetica shall promptly notify Harrow thereof. Following Harrow’s receipt of such notice the Parties shall promptly meet to discuss in good faith and establish in writing a plan that shall contain all necessary activities to be implemented by the two Parties to avoid or eliminate the interruption in supply and/or to mitigate the possible impact of interruption (the “Recovery Plan”).

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(d) In the event of any Supply Failure or any Material Delivery Delay where the Recovery Plan provides for Manufacture by another Third Party Manufacturer, Sintetica shall use Commercially Reasonable Efforts to effectuate a transfer of any Sintetica Technology to a such new Third Party Manufacturer, who can Manufacture product which meets the requisite quality and Regulatory Standards.

6.12 Inventory. Commencing two years after Harrow has launched the Product, Harrow shall keep an amount of inventory at all times greater than six (6) months of forecasted sales of Product.

6.13 Transfer Price.

(a) The supply price of the Product (“Transfer Price”) shall, starting from the Effective Date, be equal to **** per unit of Product with delivery as described in Section 6.8(a). For clarification, where this Agreement refers to a “unit of Product”, it shall mean a single dose of Product unless specified otherwise, with the understanding that each such single dose will then be (pouched and) packaged as part of a multidose box (stock-keeping) unit.

(b) Sintetica may invoice Harrow when the Product has been made available for pickup at the TPM as described in Section 6.8(a), at a price per unit that is equal to the Transfer Price for such Product. Except as otherwise provided for in this Agreement, Harrow shall pay to Sintetica the Transfer Price applicable for such Product at such time within sixty (60) days after the date of receipt of an invoice from Sintetica.

(c) If Harrow fails to cure any non-payment of an invoice within thirty (30) days of its due date, then Sintetica may call for immediate payment of all outstanding invoices that are not subject to dispute. Sintetica may also make further deliveries subject to prepayment.

(d) Notwithstanding any of the foregoing, for purposes of determining Royalties due under this Agreement, the sum of the Applicable Transfer Price of Product and the Royalty under Section 7.4 shall not exceed **** per unit of Product. Solely for purposes of such calculation, no matter what the actual Transfer Price is, the “Applicable Transfer Price” shall be deemed to be the then current Transfer Price, but in any event no greater than **** per unit of Product.

6.14 Batch size. Purchases of Product shall be in full batch amounts, with the current full batch amount being approximately 250,000 units of Product, based upon the Product’s formulation as of the Effective Date. Said batch size has been agreed to by the Parties regarding final, finished, packaged and labeled Product; it is recognized by Harrow that the batch of Product manufactured by Sintetica’s TPM is a larger size, with the intention that the TPM batch will be timely split by Sintetica for the purpose of supply under this Agreement and also for other countries outside of the Territory.

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6.15 Minimum Annual Quantities. Harrow undertakes to purchase in each and every calendar year of the Term, starting in the year of the Regulatory Approval of a USA NDA, at least one full batch of Product (the “Minimum Annual Quantities” or “MAQs”). Such requirement is established in relation to the USA market; upon Regulatory Approval of the Canadian NDA, the Parties agree to negotiate in good faith whether or not the MAQs need to be increased for the remainder of the Term.

ARTICLE 7.
PaymentS

7.1 Upfront Payment. Within thirty (30) days of the Effective Date, Harrow shall pay Sintetica an amount equal to $5,000,000.00. Fifty percent (50%) of this payment will be refunded by Sintetica to Harrow if, as of October 31, 2022, an NDA for the Product has not been submitted to FDA or Harrow has not received a so-called “Day 74” letter from FDA related to the NDA. In addition, if FDA issues a Complete Response Letter (“CRL”) for the Product, $500,000.00 of the above amount will be refunded to Harrow. If the NDA for the Product is not approved within twelve (12) months of Harrow receiving a CRL, an additional $1,000,000.00 will be refunded by Sintetica to Harrow. Notwithstanding the above, in the event that Harrow elects to delay submission of the NDA in accordance with Section 3.2, the date in the second sentence of this Section 7.1 shall be reset to the date that is October 31, 2022 plus the amount of delay on a “day to day” basis. By means of a non-limiting example, if Harrow decides to delay the NDA filing for 270 days in order to complete a study or other activity pursuant to Section 3.2, the date under the second sentence of this Section 7.1 shall be reset from October 31, 2022 to July 28, 2023.

7.2 Regulatory Milestones.

(a) Harrow shall make payments to Sintetica based on achievement of certain milestone events for Product as set forth in the following table.:

Milestone Number	Milestone Event	Milestone Payment (U.S. Dollars)
(i)	The date on which Sintetica submits the filing to the FDA and pays the PDUFA fee.	****[1]
(ii)	The date the FDA approves the United States NDA for the Product for the Licensed Indication	****

1 This amount shall be increased by the amount of any increase in the cost for the USA NDA (i.e., the full PDUFA filing fee) relative to that which was expected by the Parties in discussions leading up to the signing of the Confidential Terms Sheet of May 14, 2021. Such cost for the USA NDA will be determined only after September 30, 2021, when the new Fiscal Year for FDA will come into force, and the Agreement the amount in Milestone 7.2(a)(i) shall be automatically amended to reflect such actual cost.

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(b) Sintetica shall notify Harrow upon achievement of each milestone event and Harrow shall pay to Sintetica the amounts as set forth above within ten (10) Business Days after the date of achievement of the respective milestone events.

(c) Notwithstanding the foregoing, the payment of Milestone Number (ii) above shall be conditioned on Sintetica’s having supplied sufficient launch quantities of the Product to Harrow consistent with Harrow’s Commercial Launch Plan for that date.

(d) The milestone payments for Milestone Numbers (i) and (ii) by Harrow to Sintetica hereunder shall be payable only once and, except as set forth for Milestone Number (i) in the following Section 7.2(e), shall be non-refundable.

(e) In the event that the FDA refuses to accept the USA NDA filing for review (refuse to file designation) which filing has given rise to payment by Harrow of the Milestone Number (i), any amounts of the PDUFA fee, paid by Sintetica to the FDA with such filing, which are subsequently returned to Sintetica by the FDA will be returned to Harrow on a dollar for dollar basis.

(f) In the event that the Parties agree, after any such FDA refusal to accept the USA NDA filing, to have the USA NDA adapted, as appropriate, and resubmitted by Sintetica, Sintetica will again be the responsible Party for paying the relative PDUFA filing fee , and there shall be no milestone payable in connection with such resubmission.

7.3 Net Sales Milestones.

(a) As further consideration for the rights granted to Harrow, Harrow shall pay to Sintetica the following milestones based upon its achievement of certain annual Net Sales within the Territory for the Product and/or the passage of time from Harrow’s first commercial sale of the Product to a Third Party for use within the Field in the Territory. Harrow shall notify Sintetica upon its achievement of each such milestone event and Harrow shall pay to Sintetica the amounts set forth below within sixty (60) days following the end of applicable calendar year upon satisfaction of the relevant annual net sales thresholds for the Licensed Product in the Territory as set forth in the table below. Each milestone payment by Harrow to Sintetica hereunder shall be payable only once and shall be non-refundable. Multiple milestones can be achieved for the same calendar year.

Annual Net Sales of Product in the Territory Milestone	Milestone Payment (U.S. Dollars)
Upon the earlier of: (a) reaching $5,000,000.00 in annual Net Sales for all sales of the Product in the Territory; or (b) the 24 month anniversary of the first commercial sale of the Product in the Territory by Harrow	****
Upon the earlier of: (a) reaching $10,000,000.00 in annual Net Sales for all sales of the Product in the Territory; or (b) the 48 month anniversary of the first commercial sale of the Product in the Territory by Harrow	****

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7.4 Royalty. Sixty (60) days after the end of each calendar quarter, Harrow shall pay to Sintetica an amount equal to **** per unit of Product for each unit of Product sold in the Territory for the immediately preceding quarter. Notwithstanding the above, in the event that Harrow’s Gross Margin for Product sales in the Territory falls below 80%, the amount of the Royalty payable to Sintetica can be reduced to enable Harrow to achieve a Gross Margin of 80%, but under no circumstances shall the Royalty ever be less than **** per unit of Product. The following non-limiting examples demonstrate the royalty adjustment mechanism and assume that the Applicable Transfer Price is not less than ****:

(a) ****If Harrow’s Selling Price is **** per unit, the Gross Margin calculated is ****, and no adjustment to the Royalty is to be made as it would remain **** per unit;

(b) If Harrow’s Selling Price is ****/unit, the Gross Margin calculated is ****. To achieve a Gross Margin of 80%, the Royalty is reduced to **** per unit ****.

(c) If Harrow’s Selling Price is ****, the Gross Margin calculated is ****. To achieve a Gross Margin of 80%, the Royalty would need to be is reduced to **** per unit ****. However since **** is less than ****, the Royalty would only be reduced to **** per unit.

7.5 Audit. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the calculation of milestone and royalty payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the Calendar Year to which they pertain for examination at the expense of the requesting Party by an independent certified public accountant selected by the requesting Party and reasonably acceptable to the other Party, for the sole purpose of verifying the accuracy of the financial reports and the correctness of payments furnished by the other Party pursuant to this Agreement. Any such auditor shall not disclose the other Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the other Party or the amount of payments due by the other Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 7.6 from the original due date). Any amounts shown to have been overpaid shall be refunded within thirty (30) days from the accountant’s report. The requesting Party shall bear the full expense of such audit, unless such audit discloses an underpayment by the other Party of more than five percent (5%) of the amount due, in which case the other Party shall bear the full expense of such audit. The audit rights set forth in this Section 7.5 shall survive the termination or expiration of this Agreement for one (1) year. There shall be no more than two such audits for this Agreement.

7.6 Late Payment. All payments due to a Party hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by such Party. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by Applicable Law, whichever is lower.

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ARTICLE 8.
Intellectual Property Matters

8.1 Ownership of Inventions.

(a) Harrow shall solely own all Harrow Inventions.

(b) Sintetica shall solely own all Sintetica Inventions.

(c) The Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement, or in connection therewith, involving or which can be used in the Exploitation of Product, together with all intellectual property rights therein (“Joint Inventions”). For clarification, Inventions “made jointly by” employees, agents, or independent contractors of each Party shall mean Inventions made by such Persons in work carried out jointly by or for both using Information exchanged by the Parties specifically for such work. For the avoidance of doubt, Joint Inventions shall be subject to the licenses in Article 2 of this Agreement.

(d) Inventorship shall be determined in accordance with U.S. patent laws.

8.2 Disclosure of Inventions. Sintetica shall promptly disclose to Harrow any of its Sintetica Inventions during the Term to the extent that such Inventions can be Exploited in the Territory. With respect to any Joint Inventions, each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing the Joint Inventions, and all Information relating to such inventions to the extent necessary for the use of such Joint Technology and, to the extent patentable, for the preparation, filing and maintenance of any Patent with respect to such Invention.

8.3 Prosecution of Patents.

(a) Sintetica Patents. Except as otherwise provided in this Section 8.3(a), Sintetica shall have the right and authority, at its own expense, to prepare, file, prosecute and maintain the Sintetica Patents. If requested by Harrow, Sintetica shall provide Harrow’s external patent counsel a reasonable opportunity to review and comment on its efforts to prepare, file, prosecute and maintain Sintetica Patents in the Territory, including by providing Harrow’s external patent counsel with a copy of material communications from any patent authority in the Territory regarding any Sintetica Patent, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. If Sintetica determines in its discretion to abandon or not maintain any Sintetica Patent listed in Schedule 1.96 that is being prosecuted or maintained by Sintetica in the Territory, then Sintetica shall provide Harrow with written notice of such determination within a period of time reasonably necessary to allow Harrow to determine, in its discretion, its interest in such Sintetica Patent (which notice by Sintetica shall be given no later than sixty (60) days prior to the final deadline for any pending action or response that may be due with respect to such Sintetica Patent with the applicable patent authority). If Harrow provides written notice expressing its interest in obtaining ownership of such Sintetica Patent, (i) Sintetica shall, free of charge, transfer to Harrow the control of such Sintetica Patent in the Territory, (ii) Harrow will thereupon have the right, but not the obligation, to assume the prosecution and maintenance thereof at Harrow’s sole cost and expense (each, a “Harrow Assumed Patent”), through patent counsel or agents of its choice; and (b) Sintetica shall promptly deliver to Harrow copies of all necessary files related to any Harrow Assumed Patents with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Harrow to assume such activities, at Harrow’s request. Harrow hereby grants to Sintetica an irrevocable , royalty-free license to Harrow Assumed Patents.

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(b) Harrow Patents. Harrow shall have the sole right and authority, at its own expense, to prepare, file, prosecute and maintain the Harrow Patents.

(c) Joint Patents. Except as otherwise provided in this Section 8.3(c), Harrow shall have the primary right and authority, to prepare, file, prosecute and maintain the Joint Patents in the Territory at its own expense and using external patent counsel in the Territory that is reasonably acceptable to Sintetica. Harrow shall provide Harrow with a reasonable opportunity to review and comment on such efforts regarding such Joint Patent, including by providing Sintetica with a copy of material communications from any patent authority in such country(ies) in the Territory regarding such Joint Patent, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Harrow shall consider Sintetica’s comments regarding such communications and drafts in good faith. If Harrow determines in its sole discretion to abandon or not maintain any Joint Patent in any country(ies) of the Territory, then Harrow shall provide Sintetica with written notice of such determination within a period of time reasonably necessary to allow Sintetica to determine its interest in such Joint Patent (which notice from Harrow shall be given no later than sixty (60) days prior to any final deadline for any pending action or response that may be due with respect to such Joint Patent with the applicable patent authority). In the event Sintetica provides written notice expressing that it has an interest in obtaining full ownership title to such Joint Patent(s), (a) Harrow shall promptly deliver to Sintetica copies of all necessary files related to such Joint Patent(s), and shall take all actions and execute all documents reasonably necessary to charge, assign and transfer to Sintetica the full ownership of, and interest in, such Joint Patent in the applicable jurisdiction in the Territory so that, for all extents and purposes, such Patent shall become a Sintetica Patent, and Sintetica shall grant to Harrow an irrevocable royalty-free license to such Sintetica Patent. Sintetica shall have the sole right and authority, to prepare, file, prosecute and maintain the Joint Patents outside of the Territory at its own expense.

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(d) Cooperation in Prosecution.

(i) Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts in the Territory provided above in Sections 8.3(a) and (c), including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, as well as further actions as set forth below. Such assistance and cooperation shall include making a Party’s inventors and other scientific advisors reasonably available to assist the other Party’s Patent preparation, filing, prosecution and maintenance efforts.

(ii) All communications between the Parties relating to the preparation, filing, prosecution or maintenance of Sintetica Patents and Joint Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information and subject to the confidentiality provisions of Article 10.

(iii) Assignments in Sintetica Patents and Joint Patents shall be effected as follows: (1) employees or agents of Sintetica that are named as inventors on Sintetica Patents shall assign their interest in such Patents to Sintetica; and (2) employees or agents of Harrow or Sintetica that are named as inventors on Joint Patents shall assign their interest in such Patents to their respective employer.

8.4 Patent Term Extensions in the Territory.

(a) Sintetica shall have the right to decide on which, if any, of the Patents within Sintetica Patents and Joint Patents in the Territory it should seek Patent Term Extensions; provided, that, Sintetica shall reasonably consider in good faith Harrow’s position in connection therewith. Subject to the foregoing, Sintetica shall be responsible for applying for the Patent Term Extension. Harrow shall cooperate fully with Sintetica in making such filings or actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which Patent Term Extensions are filed pursuant to this Section 8.4(a) shall be entirely borne by Sintetica. In the event that Harrow wishes to seek Patent Term Extension to a Sintetica Patent or a Joint Patent and Sintetica does not agree to do so, the provisions of Section 8.4(b) shall apply as if such Sintetica Patent or Joint Patent were a Harrow Patent.

(b) Harrow shall have the right to decide on which, if any, of the Patents within Harrow Patents in the Territory it should seek Patent Term Extensions. Subject to the foregoing, Harrow shall be responsible for applying for the Patent Term Extension. Sintetica shall cooperate fully with Harrow in making such filings or actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which Patent Term Extensions are filed pursuant to this Section 8.4 (b) shall be entirely borne by Harrow.

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8.5 Patent Listing; Compendia Listing. Sintetica, at Harrow’s request, shall: (i) file appropriate information with the FDA in the U.S. listing any Sintetica Patents, Harrow Patents or Joint Patents in the FDA’s Orange Book; and (ii) with respect to other countries in the Territory, file appropriate information, where required by any Applicable Laws, with the applicable Regulatory Authority listing any Sintetica Patents, Harrow Patents or Joint Patents in the Patent listing source in such country in the Territory, if any. The Parties shall fully cooperate with each other to effectuate the above listing requirements. It is anticipated that one or more of the Patents in Schedule 1.97 should be listable in the FDA’s Orange Book and/or the Health Canada Patent Register.

8.6 Infringement of Patents by Third Parties.

(a) Notification. Each Party shall promptly notify the other Party in writing of any existing, alleged or threatened infringement of Sintetica Patents or Joint Patents in the Field in the Territory of which it becomes aware, and shall provide all Information in such Party’s possession or Control demonstrating such infringement.

(b) Infringement of Sintetica Patents or Joint Patents.

(i) Harrow shall have the first right, but not the obligation, at its own expense, to bring an appropriate suit or other action against any Third Party engaged in any existing, alleged or threatened infringement of Sintetica Patents or Joint Patents in Field in the Territory, subject to Section 8.6(b)(ii) through 8.6(b)(v), below.

(ii) Harrow shall notify Sintetica of its election to take any action in accordance with Section 8.6(b)(i) within the earlier of: (1) ninety (90) days after the first notice under 8.6(a); or (2) ten (10) days before any time limit set forth in an Applicable Law or regulation. In the event Harrow does not so elect, Harrow shall so notify Sintetica in writing, and Sintetica shall have the right to commence a suit or take action to enforce the applicable Patent against such Third Party perpetrating such infringement in the Territory at its own expense. If one Party elects to bring suit or take action against the infringement, then the other Party shall have the right, prior to commencement of the trial, suit or action, to join any such suit or action.

(iii) Each Party shall provide to the Party enforcing any such rights under this Section 8.6(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any important aspects of such enforcement including determination of material litigation strategy, filing of dispositive papers to the competent court.

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(iv) The enforcing Party shall have the sole right to settle any claim, suit or action that it brought under this Section 8.6(b) involving Sintetica Patents or Joint Patents without the prior written consent of the other Party unless such settlement will (a) impose any liability or obligation on such other Party, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and license(s) granted to such other Party under this Agreement, or (c) otherwise materially affect the licenses or other rights granted to such other Party hereunder adversely in any respect.

(v) The Party not bringing an action with respect to infringement in the Territory under this Section 8.6(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action. If the non-enforcing Party requests that the Parties be jointly represented by the same outside counsel, the enforcing Party shall have the right to consent to such joint representation of the Parties, such consent not to be unreasonably withheld, delayed or conditioned. For clarity, the enforcing Party can withhold its consent to such joint representation where it has a good faith basis to believe there is a conflict between the Parties.

(c) Infringement of Harrow Patents. For any and all infringement of any Harrow Patent, Harrow shall have the sole and exclusive right, but not the obligation, to bring, at Harrow’s expense and in its sole control, an appropriate suit or other action against any person or entity engaged in such infringement of the Harrow Patent. Sintetica shall provide Harrow reasonable assistance in such enforcement, at Harrow’s reasonable request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. Harrow shall retain one hundred percent (100%) of any recovery in connection with such suit or other action (after reimbursing Sintetica for any of its expenses in connection with its assistance provided in accordance with this Section 8.6(c)).

(d) Allocation of Proceeds. If either Party recovers monetary damages from any Third Party in a suit or action brought under Sections 8.6(b), 8.7 or 8.8 related to any alleged Product Infringement, whether such damages result from the infringement of Sintetica Patents or Joint Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, action or license, and any remaining amounts shall be retained by the Party who has managed such litigation, action or license, subject to the proviso that if Harrow is the party who managed such litigation, to the extent that any amounts recovered are for lost sales of Product, Harrow shall pay to Sintetica an amount equal to the number of units of such lost product sales, multiplied by the royalty in Section 7.4.

8.7 Infringement of Third Party Rights in the Territory.

(a) Notice. If any Product used or sold by Harrow or its sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party. Unless Harrow decides to carry out its own freedom to operate (FTO) analysis, Sintetica will conduct a patent freedom to operate analysis as of the Effective Date and to the best of its knowledge there should be no freedom to operate issues concerning the Commercialization of the Product in the Field in the Territory.

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(b) Defense. Harrow shall have the first right, but not the obligation, at its own expense, to defend any such Third Party claim or assertion of infringement of a Patent as described in Section 8.7(a) above. If Harrow does not commence actions to defend such claim within sixty (60) days after it receives notice thereof or if Harrow discontinues the defense of any such action after filing, then to the extent allowed by Applicable Law, Sintetica shall have the right, but not the obligation, to control the defense of such claim by counsel of its choice, at Sintetica’s expense. The non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim or assertion, including if required to conduct such defense, furnishing a power of attorney. Any awards or amounts received in bringing any such action shall be first allocated to reimburse the each Party’s expenses in such action, and any remaining amounts shall be retained by the defending Party. Notwithstanding the above, at all times during the Term if, as part of obtaining Regulatory Approval for the Product in the United States, there is so called Hatch Waxman litigation where Harrow will be the defendant in such litigation, then Harrow shall be solely responsible for managing the litigation, including selection of counsel, and shall be responsible for all associated costs, including external legal fees.

(c) Settlement; Licenses. The defending Party shall have the sole right to settle any claim, suit or action that it brought under this Section 8.7 unless such settlement will (a) impose any liability or obligation on such other Party, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to such other Party under this Agreement, or (c) otherwise materially affect the licenses or other rights granted to such other Party hereunder adversely in any respect. In the event that it is determined by any court of competent jurisdiction or Harrow reasonably determines (based on the opinion of independent patent counsel) that the Exploitation of Product, conducted in accordance with the terms and conditions of this Agreement, infringes any patent, copyright, trademark, data exclusivity right or trade secret right arising under Applicable Law of any Third Party, the Parties shall use Commercially Reasonable Efforts to (i) modify such activities so as to render it non-infringing or, if the Parties determine that such modification is not possible, to (ii) procure a license from such Third Party authorizing Harrow to continue to conduct such activities, including the right for Harrow to sublicense such rights to Sintetica in accordance with Section 2.3. In the latter case, in the event that Harrow, after using Commercially Reasonable Efforts, determines that such alternatives is not available or commercially feasible, Harrow may, at its discretion, terminate this Agreement in accordance with Section 11.5.

(d) Payment of Amounts. In the event that Harrow is required to license Third Party intellectual property rights in order to Commercialize the Product in the Territory, Harrow shall be entitled to take as a credit against the royalty due to Sintetica in Section 7.4 in an amount equal to fifty percent (50%) of the amount actually paid to the Third Party, with the proviso that under no circumstances shall the royalty due to Sintetica ever be reduced to less than $2.00 per unit of Product. For clarification, Harrow’s being “required to license Third Party intellectual property rights in order to Commercialize the Product in the Territory” means that the events and conditions – including opinion of independent patent counsel where applicable – set forth in the second sentence of Section 8.7(c) have given rise to case (ii) of such Section.

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8.8 Patent Oppositions and Other Proceedings.

(a) Third-Party Patent Rights. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination or other attack upon the validity, title or enforceability of a Patent Controlled by a Third Party and having one or more claims that covers a Product, or the use, sale, offer for sale or importation of a Product in the Field in the Territory (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 8.7, in which case the provisions of Section 8.7 shall govern), such Party shall so notify the other Party and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action. Harrow shall have the first right, but not the obligation, to bring at its own expense and in its sole control such action in the Territory. If Harrow does not bring such an action in the Territory, within ninety (90) days of notification thereof pursuant to this Section 8.8(a) (or earlier, if required by the nature of the proceeding), then Sintetica shall have the right, but not the obligation, to bring, at Sintetica’s sole expense, such action. The Party not bringing an action under this Section 8.8(a) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall cooperate fully with the Party bringing such action. Any awards or amounts received in bringing any such action shall be first allocated to reimburse each Party’s expenses in such action, and any remaining amounts shall be retained by the Party who brings such action.

(b) Parties’ Patent Rights. If any Sintetica Patent or Joint Patent becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 8.6, in which case the provisions of Section 8.6 shall govern), then the Party responsible for filing, preparing, prosecuting and maintaining such Patent as set forth in Section 8.3 hereof, shall control such defense at its own expense. The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under Applicable Law, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense. If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third-Party action at its own expense. Any awards or amounts received in bringing any such action shall be first allocated to reimburse each Party’s expenses in such action, and any remaining amounts shall be retained by the controlling Party.

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ARTICLE 9.
REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as of the Effective Date that:

(a) Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b) Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

(c) Authorization. The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.

(d) No Further Approval. It is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement.

(e) No Inconsistent Obligations. Neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

(f) No Debarment. Neither Party nor any of its respective Affiliates has been debarred by the FDA, is not subject to any similar sanction of other Governmental Authorities in the Territory, and, to its Knowledge, neither Party nor any of its respective Affiliates has used, or will engage, in any capacity, in connection with this Agreement or any ancillary agreements (if any), any Person who either has been debarred by any Regulatory Authority, or is the subject of a conviction described in Section 306 of the FFDCA.

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9.2 Additional Representations and Warranties of Sintetica. Sintetica represents and warrants as of the Effective Date to Harrow that:

(a) Sintetica has all rights necessary to grant the licenses under Article 2 of this Agreement.

(b) Sintetica owns all of the Sintetica Technology and the Product free of any encumbrance, lien, or claim of ownership by any Third Party.

(c) To Sintetica’s knowledge, the Exploitation of the Product as it exists as of the Effective Date in the Field in the Territory will not infringe or misappropriate the Patents or other intellectual property or proprietary rights of any Third Party in the Territory.

(d) To the extent permissible under Applicable Law, all current and former officers, employees and independent contractors of Sintetica who are inventors of or have otherwise contributed in a material manner to the creation or development of any Sintetica Technology or the Product have received all consideration for their contributions to such Sintetica Technology and have executed and delivered to Sintetica or any such Affiliate an assignment or other agreement regarding the protection of proprietary information and the assignment to Sintetica of all of their rights, title and interest in any and all Sintetica Technology and the Product.

(e) Sintetica has not previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed, or otherwise encumbered its right, title, or interest in or to Sintetica Technology or Product for the Field in the Territory.

(f) With respect to the development of the Product as of the Effective Date, the Product shall have been developed in conformance with GMP and all Applicable Laws.

(g) Other than the Product, Sintetica is not currently developing specifically for the Territory any other product that will be used as a topical ophthalmic anesthetic.

9.3 Covenants of Sintetica.

(a) During the Term, Sintetica shall not, and shall cause its Affiliates not to, grant to any Third Party rights that conflict with the rights granted to Harrow, or otherwise assign, transfer, license, convey, or otherwise encumber its right, title, or interest in or to the Sintetica Technology, the Joint Technology or the Product, provided that, such covenant shall not regard or extend to the any product outside of the Field or the Territory.

(b) To the extent permissible under Applicable Law all employees, agents, advisors, consultants or contractors of Sintetica shall be under an obligation to assign all of their right, title and interest in and to any Sintetica Inventions and any Joint Inventions, whether or not patentable, and intellectual property rights therein, to Sintetica as the owner thereof. Harrow shall have no obligation to contribute to any remuneration of any inventor employed or previously employed by Sintetica in respect of any Inventions, Information and other discoveries made in furtherance of this Agreement, including any intellectual property rights therein, which are assigned to Sintetica. Sintetica shall pay all such remuneration due to such inventors with respect to such Inventions.

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(c) During the Term, Sintetica will not offer to any Third Party product developed by Sintetica that will be used in the Territory as a topical ophthalmic anesthetic without first offering Harrow the opportunity to Exploit such product in the Territory. The Parties agree that such first offer rights of Harrow shall be subject to usual terms and conditions for exercise of such rights, and to negotiate in good faith, and in a reasonable time after the Effective Date, such terms and conditions.

9.4 Additional Representation and Warranties of Harrow. Harrow represents and warrants to Sintetica that:

(a) Harrow has and/or will (continue to) have all rights necessary to grant Sintetica the licenses which granting is contemplated under this Agreement.

(b) As of the Effective Date Harrow owns all of the Harrow Technology free of any encumbrance, lien, or claim of ownership by any Third Party.

(c) Any development activities carried out by or for Harrow under Section 3.2 shall be designed so as to not knowingly cause a refusal of any Regulatory Approvals nor any unnecessary delays in obtaining such Regulatory Approvals.

9.5 Covenants of Harrow.

(a) To the extent permissible under Applicable Law, all employees, agents, advisors, consultants or contractors of Harrow shall be under an obligation to assign all of their right, title and interest in and to any Joint Inventions, whether or not patentable, and intellectual property rights therein, to Harrow as the owner thereof. Sintetica shall have no obligation to contribute to any remuneration of any inventor employed or previously employed by Harrow in respect of any Inventions, Information and other discoveries made in furtherance of this Agreement, including any intellectual property rights therein, which are assigned to Harrow. Harrow shall pay all such remuneration due to such inventors with respect to such Inventions.

9.6 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS.

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ARTICLE 10.
Confidentiality

10.1 Nondisclosure. Each Party agrees that, during the Term and for a period of ten (10) years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential or proprietary Information of similar kind and value, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those purposes permitted by this Agreement (it being understood that this Section 10.1 shall not create or imply any rights or licenses not expressly granted under this Agreement). Notwithstanding anything to the contrary in the foregoing, the obligations of confidentiality and non-use with respect to any trade secret within such Confidential Information shall survive such ten (10) year period for so long as such Confidential Information remains protected as a trade secret under Applicable Law.

10.2 Exceptions. The obligations in Section 10.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent evidence:

(a) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(b) is known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(c) is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that, to the Receiving Party’s Knowledge, is not bound by a similar duty of confidentiality or restriction on its use;

(d) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available, either before or after it is disclosed to the Receiving Party;

(e) is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party; or

(f) is the subject of written permission to disclose provided by the Disclosing Party.

10.3 Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

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(b) preparing and submitting Regulatory Materials and obtaining and maintaining Regulatory Approvals as permitted by this Agreement;

(c) prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

(d) complying with Applicable Law or court or administrative orders;

(e) to Harrow’s sublicensees or prospective sublicensees, subcontractors or prospective subcontractors, consultants, agents and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are substantially similar to those set forth in this Article 10; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 10.3(e) to treat such Confidential Information as required under this Article 10. Notwithstanding the foregoing, the Parties recognize and agree that any Confidential Information which divulgation may prejudice Patent filings or prosecutions shall only be disclosed in accordance with this paragraph (e) to those consultants, agents and advisors who have a need to on a “need-to-know” basis for carrying out such filings or prosecutions on behalf of a Party.

If and whenever any Confidential Information is disclosed in accordance with this Section 10.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clauses (a) through (e) of this Section 10.3, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure.

10.4 Terms of this Agreement. The Parties acknowledge that this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of both Parties.

10.5 Securities Filings. Notwithstanding anything to the contrary in this Article 10, in the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement or any related agreements between the Parties, such Party shall notify the other Party of such intention and shall provide the other Party with a copy of relevant portions of the proposed filing at least five (5) Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto that refer to the other Party or the terms and conditions of this Agreement or any related Agreements between the Parties. The Party making such filing shall cooperate in good faith with the other Party to obtain confidential treatment of the terms and conditions of this Agreement or any related Agreements between the Parties that the other Party requests be kept confidential or otherwise afforded confidential treatment, and shall only disclose Confidential Information that it is reasonably advised by outside counsel is legally required to be disclosed. No such notice shall be required if the description of or reference to this Agreement or a related agreement between the Parties contained in the proposed filing has been included in any previous filing made by the either Party in accordance with this Section 10.6 or otherwise approved by the other Party.

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10.6 Relationship to Confidentiality Agreement. This Agreement supersedes the Prior Confidentiality Agreement; provided however, that all “Confidential Information” disclosed or received by the Parties and their Affiliates thereunder shall be deemed Confidential Information hereunder and shall be subject to the terms and conditions of this Agreement.

10.7 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 10. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.

ARTICLE 11.
Term and Termination

11.1 Term. This Agreement shall become effective as of the Effective Date and shall continue, unless earlier terminated pursuant to this Article 11, in full force and effect until the tenth year from the date of the first Regulatory Approval of an NDA for the Product in a country in the Territory for the Licensed Indication (the “Initial Term”). Without prejudice to Sintetica’s rights under section 11.6 (d), this Agreement may be extended at Harrow’s request for an additional ten year period (the “Renewal Term(s)”) provided that in any year of the Initial Term at least 100,000 units of Product are sold annually within the Territory by Harrow. The Initial Term and the Renewal Term(s) shall constitute the term of this Agreement (the “Term”).

11.2 Termination for Material Breach. Either Party (the “Non-Breaching Party”) may terminate this Agreement in the event the other Party (the “Breaching Party”) has materially breached this Agreement and such material breach has not been cured within ninety (90) days after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (the “Cure Period”). The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 11.2 shall become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period, or, if such material breach is not susceptible to cure within the Cure Period, then, such Cure Period shall be extended for an additional ninety (90) days so long as the Breaching Party continues to use Commercially Reasonable Efforts to cure such material breach during such extension period and only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure of such material breach, such plan is accepted by the Non-Breaching Party (such acceptance not to be unreasonably withheld, conditioned, or delayed), and the Breaching Party commits to and carries out such plan as provided to the Non-Breaching Party. The right of either Party to terminate this Agreement as provided in this Section 11.3 shall not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement.

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11.3 Termination for Bankruptcy.

(a) Either Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above, and such proceeding or action remains un-dismissed or un-stayed for a period of more than sixty (60) days.

(b) All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided pursuant to such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall perform all of the obligations in this Agreement intended to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided for under the Bankruptcy Laws, and the non-bankrupt Party elects to retain its rights hereunder as provided for under the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the non-bankrupt Party copies of all Patents and Information necessary for the non-bankrupt Party to prosecute, maintain and enjoy its rights under the terms of this Agreement. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. In particular, it is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 11.3 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy. The Parties acknowledge and agree that the milestone payments made under Article 8 shall not (i) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, or (ii) relate to licenses of intellectual property hereunder.

11.4 Termination by Harrow for Safety Reasons. Harrow shall have the right to terminate this Agreement at any time upon providing thirty (30) days prior written notice to Sintetica: (a) if senior executives responsible for Harrow’s pharmacovigilance and clinical science functions determine in good faith after consultation with, and receipt of a written communication from: (a) a Regulatory Authority; or (b) an independent medical advisor that the risk/benefit profile of the Product is such that the Product cannot continue to be Developed or Commercialized or administered to patients safely; or (b) upon the occurrence of serious adverse events related to the use of the Product that after consultation with, and receipt of a written communication from: (a) a Regulatory Authority; or (b) an independent medical advisor cause Harrow to conclude that the continued use of the Product by patients will result in patients being exposed to a product in which the risks outweigh the benefits. During the thirty (30) day notice period, the Parties shall begin to wind-down their respective activities under the Agreement to the extent related to the Product.

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11.5 Termination by Harrow for Patent Reasons. Harrow shall have the right to terminate this Agreement in accordance with the reasons as set forth in the last sentence of Section 8.7(c).

11.6 Termination by Sintetica. Sintetica shall have the right to terminate this Agreement at any time by giving prior written notice to Harrow;

(a) if Harrow Develops or Commercializes in the Territory any Competing Product in the Field, or if it purchases any Product sourced from a Third Party in breach of its obligations under this Agreement; for the avoidance of doubt Harrow’s Purchases of Product from a Third Party resulting from a Material Delivery Delay shall not entitle Sintetica to terminate pursuant to this Section 11.6(a);

(b)

(i) if Harrow has not launched the Product in any country in the Territory (x) within one (1) year of the relative Regulatory Approval of the NDA unless such delay is due to the lack of Product or (y) because Harrow has received an infringement patent opinion as contemplated in Section 5.3, or

(ii) if an approved NDA is not maintained by Harrow,

provided that, in each of cases (i) and (ii), such conditions or events are not a result of, or directly caused by, a lack of support from Sintetica as set forth in Article 4 or Sintetica’s Supply Failure as set forth in Article 6, or any material breach by Sintetica of any obligation under this Agreement;

(c)

(i) if the filing of an NDA is delayed more than the 30-month period set forth in Section 3.2 for Harrow additional development activities as contemplated in such Section, or

(ii) if any competent Government Authorities has refused to issue any required Regulatory Approvals for reasons relating solely to the development activities carried out by or for Harrow as contemplated in Section 3.2;

(d) if Harrow fails to purchase any MAQs as required for any calendar year of the Term; and

(e) if any action of any Government Authorities forces the general cessation of Harrow’s selling and marketing activities of pharmaceutical products.

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In cases (a), (b)(i)(y), (c) or (e), termination shall be effective immediately upon Harrow receipt of Sintetica termination notice. In the other cases termination shall be effective sixty (60) days after Harrow receipt of termination notice if the condition giving rise to such termination has not been fully cured by Harrow within such thirty (60) day period. For the avoidance of doubt, Harrow’s failure to Commercialize the Product in Canada shall only give rise to Sintetica’s ability to terminate Harrow’s rights with respect to Canada only, and Harrow’s rights in the USA shall continue without interruption.

11.7 Effects of Termination. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. In the event of expiration or termination of this Agreement:

(i) notwithstanding anything contained in this Agreement to the contrary, all rights and licenses granted herein to Harrow shall terminate and Harrow shall cease any and all Development, Commercialization activities and Regulatory Activities with respect to the Product in the Territory, as soon as reasonably practical in accordance with Applicable Law;

(ii) Harrow shall assign all rights in the NDAs to Sintetica unless termination is by Harrow under Section 11.2 or 11.3, for which Harrow shall retain ownership of the NDAs;

(iii) Except as set forth in 11.7(v), all payment obligations hereunder shall terminate, other than those that are accrued and unpaid as of the effective date of such termination;

(iv) All milestone payments already paid or accrued prior to termination or expiration shall remain, respectively, non-refundable or due and payable;

(v) Notwithstanding 11.7(iii), for any and all terminations by Sintetica under Section 11.2, or Section 11.3, Section 11.6(a), Section 11.6(d) or Section 11.6(e), all net sales milestones set forth in Section 7.3 shall become immediately due and payable, as shall the first regulatory milestone set forth in Section 7.2 if Sintetica has already made the PDUFA filing fee payment pursuant to Section 4.2.

(vi) Harrow shall have the right to sell or otherwise dispose of any inventory of the Product on hand at the time of such termination, subject to Harrow making any payments to Sintetica in accordance with Section 7.3 or Section 7.4;

(vii) Sintetica shall have the right to assume activities under Sections 8.6(b) and 8.8(b) with respect to Sintetica Patents; and

(viii) Each party shall be free to exploit its rights in all Joint Patents as it sees fit without any obligation or accounting to the other Party.

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11.8 Survival. In the event of termination of this Agreement, in addition to the provisions of this Agreement that continue in effect in accordance with their terms, the following provisions of this Agreement shall survive: Articles 1, 7 (but only to the extent relating to milestone events occurring on or prior to the date of termination or for sales of Product pursuant to Section 11.7(vi)), 9, 10, 11, 12, 13 (solely as to activities arising during the Term), and 14 and Sections 2.2, 3.4, 4.5, 7.6, 8.1, 8.2 (with respect to any disclosure obligations that arise on or prior to termination), 8.3(a)and 3.2 (for both such Sections, solely as to the licenses granted therein which shall survive the Term), 8.3(c), 8.3(d)(ii), 8.3(d)(iii) and 8.6(d) (to the extent any suit or action under that section is still pending upon termination).

11.9 Remedies. Notwithstanding anything to the contrary in this Agreement, except as otherwise set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation.

ARTICLE 12.
Dispute Resolution

12.1 Exclusive Dispute Resolution Mechanism. The Parties agree that, except for Disputes regarding nonconforming or defective Product as set forth in Section 6.10, the procedures set forth in this Article 12 shall be the exclusive mechanism for resolving any Dispute (as defined below). Notwithstanding the foregoing, any for any Dispute regarding nonconforming or defective Product as set forth in Section 6.10 for which the independent laboratory is unable to make a determination resolving the Dispute using the procedure described in such Section, the other procedures set forth in this Article 12 shall then be the exclusive mechanism for resolving such Dispute.

12.2 Mediation. Any dispute, controversy or claim arising out of or relation to this contract (a “Dispute”), including the validity, invalidity, breach or termination thereof, shall be submitted to mediation in accordance with the Rules of Mediation of the London Court of International Arbitration (“LCAI”) in force on the date when the request for mediation was submitted in accordance with these Rules. The seat of the mediation shall be in London, England. The mediation shall be conducted in English.

12.3 Arbitration. Any Dispute which has not been fully resolved by mediation within sixty (60) days from the date when the mediator(s) has (have) been confirmed or appointed by LCAI, shall be finally settled by arbitration conducted in accordance with the London Court of International Arbitration Rules in force at the time the request for arbitration is filed. The arbitral tribunal shall be composed of one arbitrator. The arbitration shall be in English language and shall be held in London, England. The expenses of the arbitration shall be borne by the losing party as determined by arbitration, except in the case of a settlement, in which case the parties shall share between themselves such expenses as agreed to in the settlement agreement.

12.4 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

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12.5 Patent and Trademark Disputes. Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of any Patent or trademark relating to Product that is the subject of this Agreement shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent or trademark rights were granted or arose.

12.6 Confidentiality. Any and all activities conducted under this Article 12, including any and all proceedings and decisions under Sections 12.3 or 12.5, shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 10.

ARTICLE 13.
Indemnification

13.1 Indemnification by Harrow. Harrow hereby agrees to defend, indemnify and hold harmless Sintetica and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, an “Sintetica Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively, the “Losses”), to which any Sintetica Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of: (a) the practice by Harrow or sublicensee of any license granted to it under Article 2; (b) the use, handling, storage, sale marketing, export, import or other disposition of Product by Harrow or sublicensees or subcontractors, including any Product Liabilities; (c) the material breach by Harrow of any warranty, representation, covenant or agreement made by Harrow in this Agreement; and (d) the gross negligence, or willful misconduct (including to the extent such gross negligence or willful misconduct gives rise to any Product Liabilities under any legal theory) of Harrow or sublicensee, or any officer, director, employee, agent or representative thereof; except, with respect to each of subsections (a) through (d) above, to the extent such Losses arise directly or indirectly from the gross negligence or willful misconduct of any Sintetica Indemnitee or the breach by Sintetica of any warranty, representation, covenant or agreement made by Sintetica in this Agreement.

13.2 Indemnification by Sintetica. Sintetica hereby agrees to defend, indemnify and hold harmless Harrow and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, a “Harrow Indemnitee”) from and against any and all Losses to which any Harrow Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a) the material breach by Sintetica of any warranty, representation, covenant or agreement made by Sintetica in this Agreement; and (b) the gross negligence or willful misconduct (including to the extent such gross negligence, or willful misconduct gives rise to any Product Liability under any legal theory) of Sintetica, or any officer, director, employee, agent or representative thereof; except, with respect to each of subsections (a) through (b) above, to the extent such Losses arise directly or indirectly from the gross negligence or willful misconduct of any Harrow Indemnitee or the breach by Harrow of any warranty, representation, covenant or agreement made by Harrow in this Agreement.

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13.3 Indemnification Procedures.

(a) Notice. Promptly after a Sintetica Indemnitee or a Harrow Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee shall give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Sections 13.1 or 13.2, as applicable (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

(b) Defense. Upon receipt of notice under Section 13.3 from the Indemnitee, the Indemnifying Party shall have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee), such Claim. The Indemnifying Party shall promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify (which notice shall not be deemed or construed to be an admission of liability, either under this Article 13 or otherwise) the Indemnitee with respect to the Claim pursuant to this Section 13.3 and of its intention either to compromise or defend such Claim. Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable expenses of investigation and cooperation. However, the Indemnitee shall have the right to employ separate counsel and to control the defense of a Claim at its own expense.

(c) Cooperation. The Indemnitee shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim. The Indemnifying Party shall keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.

(d) Settlement. If an Indemnifying Party assumes the defense of a Claim, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Indemnitee’s consent shall not be required of a settlement where: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnitee’s rights under this Agreement are not adversely affected. If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), and the Indemnifying Party shall be obligated to indemnify the Indemnitee for such settlement as provided in this Article 13.

13.4 Insurance. Each Party shall, at its own expense, procure and maintain during the Term and for a period of five (5) years thereafter, insurance policy/policies, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated; provided, that each Party shall procure and maintain a minimum $5,000,000 Commercial and General Liability and $5,000,000 Product Liability. Such insurance shall not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this Article 13. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with prompt written notice of cancellation, non-renewal or material change in such insurance that could materially adversely affect the rights of such other Party hereunder, and shall provide such notice within thirty (30) days after any such cancellation, non-renewal or material change.

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13.5 Limitation of Liability. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 13, AND ANY BREACH OF ARTICLE 10 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR SUBLICENSEES) IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 14.
Miscellaneous

14.1 Designation of Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, or on the second Business Day after being sent by reputable overnight courier (with delivery tracking provided, signature required and delivery prepaid), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below or confirmatory return email to the email address specified below (or at such other address, telecopier number or email address for a party as shall be specified by notice given in accordance with this Section 14.2).

If to Harrow:

Harrow Health, Inc.

102 Woodmont Blvd., Suite 610

Nashville, TN 37205 USA

Attention: CFO

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with copies to:

Polsinelli PC
100 N. 4th Street

Suite 1000

St. Louis, MO 63102

Attn: Andrew M. Solomon
Email: asolomon@polsinelli.com

If to Sintetica:

Sintetica S.A.

Via Penate 5

6850 Mendrisio, Switzerland

Attn: CEO

with copies to:

Sintetica S.A.

Via Penate 5

6850 Mendrisio, Switzerland

Attn: Legal Affairs

14.3 Force Majeure. A Party shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure affecting such Party. If a Force Majeure persists for more than ninety (90) days, then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure, without prejudice to the rights set forth in Section 11.3. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable (but are not known for certain) as of the Effective Date. In addition, a Force Majeure may include reasonable measures affirmatively taken by a Party to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure event.

14.4 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section shall be null, void and of no legal effect.

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14.5 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.6 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement, shall be in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.7 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

14.8 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

14.9 Relationship of the Parties. It is expressly agreed that Sintetica, on the one hand, and Harrow, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, including for tax purposes. Neither Sintetica nor Harrow shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of that Party and not of the other Party and all expenses and obligations incurred by reason of such employment shall be for the account and expense of such Party.

14.10 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. The captions of this Agreement are for the convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terms “including,” “include,” “includes” or “for example” shall not limit the generality of any description preceding such term and as used herein shall have the same meaning as “including, but not limited to” or “including, without limitation.” The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

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14.11 Governing Laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of Delaware, USA without giving effect to any choice of law principles that would require the application of the laws of a different state.

14.12 Entire Agreement. This Agreement, including all Exhibits to this Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof; provided, that the Prior Confidentiality Agreement shall continue in full force and effect in accordance with its terms. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. In the event of any inconsistency between the body of this Agreement and either any Exhibits to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise expressly stated to the contrary in such Exhibit or ancillary agreement, the terms contained in this Agreement shall control.

14.13 Headings. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

14.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date indicated below.

HARROW HEALTH, INC.

By:	/s/ Mark Baum
Name:	Mark Baum
Title:	Chief Executive Offiver
Date:	7/24/2021

SINTETICA S.A.

By:	/s/ Miro Venturi
Name:	Miro Venturi
Title:	Corporate CEO
Date:	7/25/2021

SINTETICA S.A.

By:	/s/ Rocco Arcidiacono
Name:	Rocco Arcidiacono
Title:	Member of the Board
Date:	7/25/2021

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